UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Soliciting Material Pursuant to Sec. 240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) to be held on April 11, 2013, at 2:00 p.m. Pacific Time, at our corporate offices located at 130 Holger Way, San Jose, California 95134. At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect all nine directors;

•	Non-binding advisory resolution to approve executive compensation;

•	To approve an amendment to Brocade’s 2009 Director’s Plan;

•	To approve Brocade’s Performance Bonus Plan; and

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 26, 2013.

Stockholders of record as of February 15, 2013 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Dave House	Lloyd A. Carney
Chairman of the Board	Chief Executive Officer

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 11, 2013

On April 11, 2013, Brocade Communications Systems, Inc. will hold its 2013 Annual Meeting of Stockholders at 2:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 130 Holger Way, San Jose, California 95134 for the following purposes:

•	To elect Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani as directors;

•	To vote on a non-binding advisory resolution to approve executive compensation;

•	To approve an amendment to Brocade’s 2009 Director’s Plan;

•	To approve Brocade’s Performance Bonus Plan;

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 26, 2013; and

•	To transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For Brocade’s Board of Directors,

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

San Jose, California

February 20, 2013

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors (the “Board”) is providing these proxy materials to you for use in connection with the 2013 Annual Meeting of Stockholders to be held on April 11, 2013 at 2:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 130 Holger Way, San Jose, California 95134. Stockholders of record as of February 15, 2013 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability (the “Notice”) was first mailed on or about February 25, 2013 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 27, 2012, including financial statements, were first made available to you on the Internet, on or about February 25, 2013. Our principal executive offices are located at 130 Holger Way, San Jose, California 95134, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	the election of Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani as directors;

•	a non-binding advisory resolution to approve executive compensation;

•	an amendment to Brocade’s 2009 Director’s Plan;

•	the Brocade Performance Bonus Plan; and

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 26, 2013.

We may also transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani as directors;

•	FOR the non-binding advisory resolution to approve executive compensation;

•	FOR an amendment to Brocade’s 2009 Director’s Plan;

•	FOR Brocade’s Performance Bonus Plan; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 26, 2013.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, the Notice has been sent to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 450,702,101 shares of Brocade common stock (“Common Stock”) issued and outstanding, which were held of record by approximately 1016 stockholders and no shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Stockholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since street name stockholders are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on April 10, 2013.

Street Name Stockholders:    If your shares are held in a stock brokerage account or by a bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name stockholders may generally vote by one of the following methods:

By Mail.    If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

By Methods Listed on Voting Instruction Card.    Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder.    A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. If you are a holder of record, to revoke your proxy instructions and change your vote, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (130 Holger Way, San Jose, California 95134) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted). If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions to change your vote.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the nine director nominees and one vote on each other matter.

Each director is elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election, in accordance with our bylaws, as amended (“Bylaws”), directors shall be elected by the vote of a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result will not be binding on the Company’s Board or the Company. The Board and/or the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Approval of the amendment and restatement of the 2009 Director Plan and approval of the Performance Bonus Plan require the approval of a majority of the votes cast on the proposals at the Annual Meeting. For purposes of approval of the amendment and restatement of the 2009 Director Plan, abstentions are treated as a “vote cast” and therefore, will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Director Plan. However, abstentions will not be counted as a “vote cast” for purpose of approval of the Performance Bonus Plan and therefore, will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote on either the vote for approval of the amendment and restatement of the 2009 Director Plan and approval of the Performance Bonus Plan.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q:	What are broker non-votes?

A:

Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors and the advisory resolution to approve executive compensation.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Innisfree to assist with the solicitation for an estimated fee of $12,500, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to our 2014 Annual Meeting of Stockholders, under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than October 28, 2013. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2014 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our Bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2013 Annual Meeting. If the date of the 2014 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the 2014 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2014 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2014 Annual Meeting is first made by Brocade. Our Bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our Bylaws have been publicly filed with the SEC and can also be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-8000 or write to Investor Relations, Brocade Communications Systems, Inc., 130 Holger Way, San Jose, CA 95134. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of nine members: Judy Bruner, Lloyd A. Carney, Renato (Renny) A. DiPentima, Alan L. Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause, and Sanjay Vaswani. Mr. House serves as Chairman of the Board of Directors. The Board of Directors has determined that each of the directors other than Mr. Carney is an independent director within the meaning set forth in the NASDAQ listing rules and as required by the rules and regulations of the SEC, as currently in effect. There are no family relationships between any director and an executive officer. Michael Klayko served as a director through fiscal year 2012 and resigned effective January 14, 2013 in connection with his resignation as the Company’s Chief Executive Officer.

The Board of Directors held ten meetings during fiscal year 2012. The Board also acted three times by unanimous written consent. Each director, other than Michael Klayko, attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during fiscal year 2012. Mr. Klayko did not attend and was excused from three Board meetings as the purpose of those meetings was to discuss the search for a new chief executive officer. Mr. Carney joined the Board in fiscal year 2013.

Information about the Directors and Nominees

Set forth below is information regarding our directors and the nominees as of January 22, 2013:

Name	Age	Position	Director Since
Directors whose terms will expire at the 2013 Annual Meeting
Judy Bruner	54	Director	2009
Lloyd A. Carney	50	CEO and Director	2013
Renato (Renny) A. DiPentima	72	Director	2007
Alan L. Earhart	69	Director	2009
John W. Gerdelman	60	Director	2007
David L. House	69	Chairman	2004
Glenn C. Jones	67	Director	2006
L. William Krause	70	Director	2004
Sanjay Vaswani	53	Director	2004

Business Experience and Qualifications of Directors and Nominees

Judy Bruner has served as a director since January 2009. Ms. Bruner has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, since June 2004. Ms. Bruner served as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner holds a B.A. degree in economics from the University of California, Los Angeles and an M.B.A. degree from Santa Clara University.

Ms. Bruner’s years of executive leadership and management experience in the high technology industry, her experience in the finance and accounting fields, and her more than four years of service as a director of Brocade make her an invaluable member of our Board of Directors.

Lloyd A. Carney was named Chief Executive Officer of Brocade in January 2013 and has served as a director since February 2013. Before joining Brocade, Mr. Carney served as chief executive officer and member of the board of directors of Xsigo Systems, a venture funded IO Virtualization Platform company, from January 2008 until it was acquired by Oracle Corporation in July 2012. He is also a member of the board of directors of

Cypress Semiconductor Corporation where he serves as a member of the Audit Committee and the Compensation Committee, and the board of directors of Technicolor SA, where he serves as the chairman of that board’s Technology Committee. Mr. Carney holds a Bachelor of Science degree in Electrical Engineering Technology from Wentworth Institute and a Master of Science degree in Applied Business Management from Lesley College.

Mr. Carney’s nearly 30 years in the high-tech industry, including a number of senior leadership positions at various networking and semiconductor companies, his service on other public and private company boards and his service as Chief Executive Officer and a director of Brocade make him an invaluable member of our Board of Directors.

Renato (Renny) A. DiPentima has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima is the retired President and Chief Executive Officer of SRA International, a provider of technology and strategic consulting services and solutions, where he served from January 2005 until March 2007. From November 2003 to January 2005, he served as SRA’s President and Chief Operating Officer. Prior to that, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. During the last five years, Dr. DiPentima also previously served as a director for the following public company: SRA International, Inc. Dr. DiPentima also serves on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. degree from New York University, an M.A. degree from George Washington University and a Ph.D. degree from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University.

Mr. DiPentima’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Alan L. Earhart has served as a director since February 2009. Mr. Earhart served as a member of the Board of Directors of Foundry Networks, Inc. from August 2003 until December 2008 when Foundry was acquired by Brocade. From 1970 until he retired in 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart also currently serves as a director for the following public companies: Rovi Corporation (formerly Macrovision Solutions Corporation) and NetApp, Inc. (formerly Network Appliance, Inc.). During the last five years, Mr. Earhart also previously served as a director for the following public companies: Quantum Corporation and Monolithic Power Systems, Inc. Mr. Earhart received a B.S. degree in accounting from the University of Oregon.

Mr. Earhart’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than nine years of combined service as a director of Foundry and Brocade make him an invaluable member of our Board of Directors.

John W. Gerdelman has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. From January 2010 through April 2011, Mr. Gerdelman served as the president of Long Lines Wireless in Sioux City, Iowa. From 2004 through 2010, he was the Chairman of Intelliden Corporation, a company he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. The company was sold to IBM. From April 2002 to December 2003,

Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division and served as CEO of Long Lines Limited, a startup call center company, and currently serves as a director and president. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. Mr. Gerdelman also serves as a director of the following public companies: Sycamore Networks, Inc., an optical switching company, and Owens & Minor, Inc., a national distributor of medical and surgical supplies and healthcare supply-chain management. During the last five years, he also served as a director for the following public companies: APAC Customer Services, Inc. and Proxim. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves as Chairman of their Real Estate Foundation.

Mr. Gerdelman’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

David L. House has served as a director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of network routing equipment, from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House served in senior management positions at Intel Corporation for 23 years. During the last five years, Mr. House also previously served as a director for the following public company: Credence Systems Corporation. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University.

Mr. House’s years of executive leadership and management experience in the high technology industry and his more than nine years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Glenn C. Jones has served as a director since April 2006. Mr. Jones has served as a business consultant to technology companies since 1998. Mr. Jones previously served as Chief Financial Officer of Cirrus Logic, Inc. as well as Chief Financial Officer of PMC-Sierra, Inc. Prior to these public company roles, he was Chief Financial Officer for Metaphor Computer Systems, Inc., a privately held company, and served as General Manager of Metaphor’s computer systems business which was acquired by IBM Corporation. He also was the founding Chief Financial Officer and Vice President of Operations for Gain Computer Systems, which was acquired by Sybase Corp. Mr. Jones, a Certified Public Accountant, received a B.S. degree in accounting from the University of Illinois and an M.B.A. from Golden Gate University.

Mr. Jones’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

L. William Krause has served as a director since 2004. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director for the following public companies: Coherent, Inc., a leading supplier of Photonic-based systems, and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. Mr. Krause also serves as a director of CommScope, a privately held networking infrastructure company. During the last five years, Mr. Krause also previously served as a director for the following public companies: Packeteer, Inc., Sybase, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary doctorate of science from The Citadel.

Mr. Krause’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than eight years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Sanjay Vaswani has served as a director since April 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd., an Indian publicly traded software services firm. Mr. Vaswani earned a B.B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Mr. Vaswani’s years of executive leadership and management experience in the high technology industry, his service on other public company boards, and his more than eight years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Former Directors Not Standing for Election

Michael Klayko served as our Chief Executive Officer and as a director from January 2005 until his resignation from those positions effective as of January 14, 2013. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko also currently serves as a director of the following public company: PMC Sierra, Inc., a semiconductor company. Mr. Klayko received a B.S. degree in electronic engineering technology from Ohio Institute of Technology.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. The Board of Directors has determined that all members of each committee of the Board of Directors are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect, except Mr. Carney, who serves as chairman of our Corporate Development Committee. Prior to his resignation, Mr. Klayko served as chairman of our Corporate Development Committee.

The following chart details the membership of each standing committee for fiscal year 2012 and the number of meetings each committee held in fiscal year 2012.

Name of Director	Audit	Compensation	Nominating & Corporate Governance	Corporate Development
Judy Bruner	C
Renato A. DiPentima		M	M
Alan L. Earhart	M
John W. Gerdelman	M			M
David L. House		M	M	M
Glenn C. Jones	M
Michael Klayko				C
L. William Krause		C	M
Sanjay Vaswani		M	C
Number of Meetings in Fiscal 2012	9	17	5	1

M = Member

C = Chair

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent registered public accountants; pre-approves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Jones and Gerdelman is an “audit committee financial expert” as defined by SEC rules, as currently in effect.

The Audit Committee Report is included in this proxy statement on page 63. A copy of the Audit Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies generally; (ii) overseeing, evaluating and approving executive officer and director compensation plans, policies and programs; and (iii) reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement.

The Compensation Committee Report is included herein on page 52. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective; and (iv) reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Stockholder Recommendations.    The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee should be in writing and should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to the attention of our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed in the section titled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our Bylaws, a copy of which is available on the SEC’s EDGAR website and on the investor relations section of our website at www.brocade.com.

Director Qualifications.    The Nominating and Corporate Governance Committee has not formally established any specific, minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors, including, among others, independence, diversity, skills and experience. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out his or her duties, and to provide insight and practical wisdom based on their past experience. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties, but no director should serve on more than four additional public company boards. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.    The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Majority Voting.    Effective following our 2008 Annual Meeting of Stockholders, we implemented majority voting for directors. As a condition to re-nomination, each incumbent director is required to submit a resignation of his or her directorship in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election at the meeting of stockholders, as described in the Company’s Bylaws, as amended, and the Board accepts the resignation. The Board will publicly disclose its decision regarding the acceptance or rejection of the resignation and the rationale behind it within 90 days from the date of the certification of the election results.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions; and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration, all as described in the Corporate Development Committee’s charter.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, Messrs. DiPentima, House, Krause and Vaswani served as members of the Compensation Committee. No member of the Compensation Committee during fiscal 2012 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. All members of the Board of Directors on the date of the 2012 Annual Meeting of Stockholders attended that meeting, either in person or via teleconference. Mr. Carney was not a member of the Board of Directors in 2012.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 130 Holger Way, San Jose, California 95134. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify. All communications will be reviewed by the General Counsel or Vice President of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Vice President of Investor Relations will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions and relates to certain elements of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

Board Leadership and the Board’s Role in Risk Oversight

The Board of Directors believes in the value of an independent board of directors. Currently, eight of the nine members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Brocade’s Chairman of the Board of Directors is also independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters. The independent members of the Board of Directors also meet regularly without management present.

Brocade believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. Brocade’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Brocade’s risk management. With the oversight of the Board of Directors, Brocade has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value. As an example of one such program, Brocade has implemented an enterprise risk management (“ERM”) program to identify, assess, govern and manage risks and Brocade’s response to those risks. The structure of the ERM program includes regular reviews by members of senior management. The Audit Committee receives regular reports on ERM. In addition, as part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation Discussion and Analysis” on page 36.

Director Compensation

The following tables provide information about the compensation earned by non-employee directors who served during the 2012 fiscal year. Non-employee director cash and equity compensation is determined by the Compensation Committee. Independent, outside consultants meet with and provide recommendations of the form and amounts of compensation for non-employee directors to the Compensation Committee. Directors who are Brocade employees do not receive compensation for their services as a director.

2012 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash	Option Awards(1)		Restricted Stock Unit Awards(2)	Total
Judy Bruner	$68,000	$47,726	(3)	$55,450	$171,176
Renato A. DiPentima	$72,250	$47,726	(3)	$55,450	$175,426
Alan Earhart	$59,250	$47,726	(3)	$55,450	$162,426
John W. Gerdelman	$81,250	$47,726	(3)	$55,450	$184,426
David L. House	$123,250	$47,726	(4)	$83,175	$254,151
Glenn C. Jones	$66,750	$47,726	(3)	$55,450	$169,926
L. William Krause	$97,500	$47,726	(3)	$55,450	$200,676
Sanjay Vaswani	$96,000	$47,726	(3)	$55,450	$199,176

(1)	These amounts reflect the grant date fair value as computed under FASB ASC Topic 718 for awards of options granted during fiscal 2012 and do not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 27, 2012, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2012, see the notes in our financial statements in the Form 10-K for the respective year.

(2)	This column represents the grant date fair value as computed under FASB ASC Topic 718 for awards of restricted stock units granted during fiscal 2012 and do not reflect the actual amounts earned.

(3)	During fiscal 2012, each of Ms. Bruner and Messrs. DiPentima, Earhart, Gerdelman, Jones, Krause and Vaswani received an option award for 20,000 shares of common stock on April 12, 2012 with a grant date fair value of $47,726 and a restricted stock unit award for 10,000 shares of common stock with a grant date fair value of $55,450.

(4)	During fiscal 2012, Mr. House received an option award for 20,000 shares of common stock on April 12, 2012 with a grant date fair value of $47,726 and a restricted stock unit award on April 12, 2012 for 10,000 shares of common stock with a grant date fair value of $55,450. As compensation for his services as Chairman of the Board, Mr. House also received a restricted stock unit award for 5,000 shares of common stock with a value of $27,725.

Cash Compensation.    Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. In fiscal 2012, each non-employee member of the Board received the fees as set forth below for his or her service on the Board and each committee of the Board. The cash compensation for Board and committee service was revised in fiscal 2012. In fiscal 2012, the Compensation Committee asked Compensia, the Compensation Committee’s independent compensation advisor, to review the Board members’ remuneration and equity grants. Compensia provided the Compensation Committee a review of the Board directors’ compensation program, including industry trends, developments and competitive analysis and recommended the Compensation Committee revise the cash compensation for non-employee directors. The methodology Compensia used for assessing Board compensation practices compared Brocade’s Board compensation program against the peer group compensation by reviewing Brocade’s positioning for each element of Board compensation (i.e., cash and equity compensation for general Board service and compensation for committee members and chairs) as well as comparing average director compensation and the total cost of the Board compensation program between Brocade and the peers. The Compensation Committee approved the recommendation to revise the cash compensation for non-employee directors effective at the beginning of the fourth quarter of fiscal 2012, subject to review and approval by the Board. The recommendations were approved by the Board and became effective beginning July 29, 2012.

Fiscal Year 2012
Annual retainer for:
Board member*	$40,000
Chairman of the Board	$30,000
Audit Committee Chair**	$45,000
Audit Committee member	$25,000
Compensation Committee Chair**	$35,000
Compensation Committee member	$20,000
Nominating/Governance Committee Chair**	$25,000
Nominating/Governance Committee member	$15,000
Corporate Development Committee Chair**	$10,000
Corporate Development Committee member	$5,000
Search Committee member***	$3,000

*	The annual retainer fees for each Board member was $30,000 through the third quarter of fiscal 2012 and was then changed to $40,000 effective the fourth quarter of fiscal 2012.

**	A chair who is not an independent director is not entitled to receive a fee.

***	A monthly retainer of $3,000 for each whole or fractional month the committee conducts the search and $1,000 per search committee meeting starting with the first meeting in August 2012.

Additional fees per Board and committee meeting in person or by telephone:

Committee Chair	Committee Member
$1,000 per meeting attended in excess of 10 Audit, 7 Compensation and 4 Nominating/Governance and Corporate Development per year.	$1,000 per meeting attended in excess of 10 Audit, 7 Compensation and 4 Nominating/Governance and Corporate Development per year.

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation.    Non-employee directors also participate in the Company’s 2009 Director Plan (the “2009 Director Plan”), which provide for automatic option grants and awards of restricted stock units (each an “RSU”) to non-employee directors for their service to the Company. Only non-employee directors may participate in the 2009 Director Plan.

Stock Options.    Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary grants of options:

Initial grant upon joining the Board(1)	50,000 shares
Automatic grant at each annual stockholders meeting(2)(3)	20,000 shares

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first (and only the first) Annual Meeting after a non-employee director first becomes an director, such director will receive at such Annual Meeting, a proportionate amount of the annual option grant (in lieu of the full annual option grant) based on the fiscal quarter in which such director was appointed.

All options have a term of 7 years under the 2009 Director Plan. The exercise price of options granted under the 2009 Director Plan is 100 percent of the fair market value of the Common Stock on the date of grant, as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant.

In the event of a change in control, as defined under the 2009 Director Plan, if the option is not assumed or substituted in the applicable transaction, each option granted under the 2009 Director Plan becomes fully vested and exercisable. In such event, the option holder shall be notified that the option will be fully exercisable for a period of 30 days from the date of the notice. Upon expiration of the 30-day period, the option shall terminate. If the option is assumed or substituted, and the option holder’s status as a director of Brocade or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by such option holder, the option shall be accelerated and become fully exercisable with respect to all shares.

Options granted under the 2009 Director Plan may be exercised within 3 months following the date a director’s board service terminates, or within 12 months if termination of service was due to death or disability, but only to the extent that the director was entitled to exercise the option on the date of termination. If an option is not exercised within such 3 or 12-month time period, as applicable, the option shall terminate. In any event, a director may not exercise any option later than the expiration of the applicable term.

If Brocade’s stockholders approve proposal number three at the Annual Meeting to amend and restate the 2009 Director Plan, then the Board does not currently intend to grant stock options to new or continuing non-employee directors under the 2009 Director Plan. For details of the proposal to amend and restate the 2009 Director Plan, see proposal number three in this proxy statement.

RSUs.    Under the 2009 Director Plan, each non-employee director is entitled to receive the following automatic, non-discretionary awards of RSUs (in addition to the grant of options described above):

Initial grant upon joining the Board(1)	15,000 RSUs
Automatic grant at each annual stockholders meeting(2)(3)	10,000 RSUs

(1)	Vests as to 1/3rd of the shares annually and fully vested on the 3rd anniversary of the date of grant.

(2)	Vests fully on the earlier of the one year anniversary of the date of grant or the next annual stockholders meeting.

(3)	At the first (and only the first) Annual Meeting after a non-employee director first becomes an director, such director will receive at such Annual Meeting, a proportionate amount of the annual RSU award (in lieu of the full annual RSU award) based on the fiscal quarter in which such director was appointed. An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock and is settled in stock. Each RSU represents an unfunded and unsecured obligation of the Company. The 2009 Director Plan requires settlement of earned restricted stock units to be made as soon as practicable after the date set forth in the award agreement evidencing the terms and conditions of the grant. On the participant’s termination as a director, all unvested RSUs will be forfeited to the Company.

If Brocade’s stockholders approve proposal number three at the Annual Meeting to amend and restate the 2009 Director Plan, then each non-employee director would instead be entitled to receive the following automatic, non-discretionary awards of RSUs:

Initial grant upon joining the Board	50,000 RSUs
Automatic grant at each annual stockholders meeting	25,000 RSUs

For details of the proposal to amend and restate the 2009 Director Plan, see proposal number three in this proxy statement.

In addition to the grants above, the Chairman of the Board is entitled to receive an automatic grant at each annual stockholders meeting of 5,000 RSUs under the Company’s 2009 Stock Plan (the “2009 Stock Plan”). The RSUs will vest in their entirety at the following stockholders annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 15, 2013 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Franklin Resources, Inc.(3)
One Franklin Parkway
San Mateo, CA 94403-1906	53,848,972	11.95%
FMR LLC(4)
82 Devonshire Street
Boston, MA 02109	41,530,314	9.21%
The Vanguard Group, Inc.(5)
100 Vanguard Blvd.
Malvern, PA 19355	24,921,838	5.53%
Judy Bruner(6)	152,500	*
Lloyd A. Carney	—	*
Renato DiPentima(7)	275,826	*
Alan L. Earhart(8)	75,000	*
Daniel Fairfax(9)	315,037	*
John W. Gerdelman(10)	331,000	*
David L. House(11)	332,500	*
Glenn Jones(12)	240,000	*
Michael Klayko(13)	1,298,359	*
L. William Krause(14)	270,230	*
Sanjay Vaswani(15)	276,000	*
Tyler Wall(16)	281,467	*
Ian Whiting(17)	—	*
All Directors and Executive Officers as a group (11 persons)(18)	2,549,560	*

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of February 15, 2013 or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 450,702,101 shares of Common Stock outstanding as of February 15, 2013. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 15, 2013, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Information based on Schedule 13G/A filed with the SEC on February 11, 2013.

a.	Franklin Resources, Inc. has the sole power to vote or to direct the vote of shares as follows:

Templeton Investment Counsel, LLC:	3,348,140
Franklin Templeton Investments Corp.:	4,683,102
Franklin Templeton Investment Management Limited:	3,633,161
Templeton Global Advisors Limited:	37,054,710
Franklin Templeton Portfolio Advisors, Inc.	164,989
Franklin Templeton Investments (Asia) Ltd.	828,620
Franklin Templeton Institutional, LLC:	71,500
Templeton Asset Management Ltd.:	38,060

b.	Franklin Resources, Inc. has shared power to vote or to direct the vote of 20,080 shares with Templeton Global Advisors Limited.

c.	Franklin Resources, Inc. has the sole power to dispose or to direct the disposition of shares as follows:

Templeton Global Advisors Limited	37,588,950
Franklin Templeton Investments Corp.:	4,683,102
Franklin Templeton Investment Management Limited:	4,674,021
Templeton Investment Counsel, LLC:	4,210,060
Franklin Templeton Investments (Asia) Ltd.:	1,187,760
Templeton Asset Management Ltd.:	1,081,200
Franklin Templeton Portfolio Advisors, Inc.	164,989
Franklin Templeton Institutional, LLC:	71,500

d.	Franklin Resources, Inc. has shared power to dispose or to direct the disposition of 187,390 shares with Templeton Investment Counsel, LLC.

(4)	Information based on Schedule 13G/A filed with the SEC on February 14, 2013.

FMR LLC has the power to vote or dispose of the shares as follows:

a.	Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 41,092,879 shares owned by the Funds.

b.	Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

c.	Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

d.	Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 12,583 shares, or 0.003%, of the Common Stock outstanding of Brocade Communications Systems Incorporated, beneficially owned through Strategic Advisers, Inc.

e.	Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 424,852 shares or 0.093% of the outstanding Common Stock of the Brocade Communications Systems Incorporated as a result of its serving as investment manager of institutional accounts owning such shares.

f.	Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 424,852 shares and sole power to vote or to direct the voting of 424,852 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

(5)	Information based on Schedule 13G/A filed with the SEC on February 11, 2013.

a.	Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 306,779 shares or .06% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts

b.	Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 19,900 shares or .00% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings

(6)	Includes stock options to purchase 115,000 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(7)	Includes stock options to purchase 225,000 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(8)	Includes stock options to purchase 60,000 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(9)	Includes stock options to purchase 64,062 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(10)	Includes stock options to purchase 217,500 shares of Common Stock exercisable as of February 15, 2012 or within 60 days thereafter.

(11)	Includes stock options to purchase 262,500 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(12)	Includes stock options to purchase 200,000 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(13)	Includes stock options to purchase 1,125,000 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter; Mr. Klayko, Brocade’s former Chief Executive Officer and director, left Brocade in January 2013.

(14)	Includes stock options to purchase 230,000 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(15)	Includes stock options to purchase 235,000 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(16)	Includes stock options to purchase 272,916 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter.

(17)	Mr. Whiting, Brocade’s former Senior Vice President, Worldwide Sales left Brocade in June 2012.

(18)	Includes stock options to purchase 1,881,978 shares of Common Stock exercisable as of February 15, 2013 or within 60 days thereafter; excludes Michael Klayko and Ian Whiting who are not currently serving as executive officers, but includes Lloyd A. Carney.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. At the 2013 Annual Meeting, all nine directors will be elected for a one year term expiring at the 2014 Annual Meeting.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani as nominees for election at the Annual Meeting to the Board of Directors. If elected, each of Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani will serve as directors until our annual meeting in 2014, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. Mr. Carney was appointed to the Board of Directors by the Board of Directors in February 2013 in connection with his appointment as Chief Executive Officer. The Nominating and Corporate Governance Committee of the Board of Directors has recommended him as a nominee for election at the Annual Meeting to the Board of Directors. Please see “Business Experience and Qualifications of Directors and Nominees” on page 7 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Provided a quorum is present, directors are elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for re-election and the Board accepts the resignation. In the event of a contested election in accordance with our Bylaws, directors shall be elected by the vote of a plurality of the votes cast.

Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani.

PROPOSAL TWO:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Executive compensation is an important matter for Brocade and our stockholders. This proposal provides Brocade’s stockholders with the opportunity to cast an advisory vote on executive compensation.

The core of Brocade’s executive compensation philosophy and practice continues to be based on a pay-for-performance philosophy. Brocade’s executive officers are compensated in a manner consistent with Brocade’s strategy, competitive practice, corporate governance principles we believe to be sound, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on Brocade’s executive compensation, including Brocade’s compensation philosophy and objectives and the 2012 compensation of the named executive officers.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2012:

•	Approximately 50%-65% of total compensation was variable and tied to achievement of internal performance targets or relative total stockholder return compared to external benchmarks;

•	The Company’s revenue and non-GAAP operating income performance was above internal performance targets, and therefore funding for the annual cash incentive plan was 122.8% of the target level;

•

The long-term equity awards granted in fiscal 2012 linked the interests of our executives with those of our stockholders. Specifically, those awards included Performance Stock Units (“PSU”s), which are earned based on the performance of the Company’s total stockholder return in comparison to the NASDAQ Telecom Index over a 2-year performance period;

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•	Change-of-control benefits are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•

Brocade’s compensation programs are reviewed regularly by the Compensation Committee (the “Committee”) which determined, with the assistance of the Compensation Committee’s independent compensation consultant, that the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Brocade’s overall equity award based burn rate for fiscal year 2012 was 2.5%, and the adjusted burn rate was 4.9%; and

•

Brocade’s equity award based overhang, which had increased significantly from approximately 12% to 28% in 2009 as a result of Brocade’s acquisition of Foundry Networks, Inc. (“Foundry”) in an all cash transaction, decreased from approximately 16% in 2011 to approximately 11% in 2012.

Burn rate is defined as the number of equity awards granted in the year, divided by total shares outstanding. Adjusted burn rate includes a premium applied to full value shares (e.g., RSUs and PSUs) consistent with Institutional Shareholder Services (ISS) policy. Overhang is defined as the number of outstanding options and equity awards, divided by total shares outstanding. For burn rate, adjusted burn rate and overhang, the amounts for fiscal 2012 include the grants made in the final week of fiscal 2011 to the named executive officers and other vice presidents of the Company as those grants were made as part of the compensation package for fiscal 2012.

Based on the above and pursuant to section 14A of the Securities Exchange Act of 1934, as amended, we request that stockholders approve the compensation of Brocade’s named executive officers as described pursuant to the disclosure rules of the Securities and Exchange Commission pursuant to the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We hold such advisory votes on executive compensation each year, and will hold another advisory vote at our 2014 Annual Meeting of Stockholders.

The Board of Directors recommends that stockholders vote “FOR” the advisory resolution to approve executive compensation.

PROPOSAL THREE:

APPROVAL OF AMENDED AND RESTATED 2009 DIRECTOR PLAN

We are asking stockholders to approve an amended and restated 2009 Director Plan (the “Director Plan”). The Director Plan is intended to attract and retain the best available highly qualified individuals to serve as nonemployee directors of the Company, to provide additional incentive to the nonemployee directors to achieve the Company’s objectives, and to encourage these highly qualified individuals to continue their service on the Board.

The Director Plan originally was approved by stockholders at our 2009 Annual Meeting. Our Board of Directors (the “Board”) has approved an amended and restated Director Plan, subject to approval of stockholders at the 2013 Annual Meeting of Stockholders. If stockholders approve the Director Plan, it will replace the version of the Director Plan that was approved at the 2009 Annual Meeting. If stockholders do not approve the amended and restated Director Plan, we will continue to use the version of the Director Plan that was approved in 2009. Approval of the Director Plan requires the affirmative vote of the holders of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Changes in the Amended and Restated Director Plan

The following is a summary of the material changes that are contained in the amended and restated Director Plan, as compared to the version of the Director Plan that was approved by stockholders at the 2009 Annual Meeting. Please also read the summary of the principal features of the amended and restated Director Plan below.

•

No additional shares of our common stock are being added to the pool of shares available for issuance under the Director Plan. As of February 7, 2013, 923,100 shares remained available for grant under the existing Director Plan.

•

If stockholders approve the amended and restated Director Plan, the formula for making awards to our nonemployee directors will be changed, beginning with the 2013 Annual Meeting. Specifically, each nonemployee director who is continuing in service automatically will be granted restricted stock units (“RSUs”) for 25,000 shares on the date of each Annual Meeting. (This grant may be prorated for nonemployee directors who have served on the Board for less than a year prior to the grant date.) Also, under the amended and restated Director Plan, when an individual first becomes a nonemployee director, he or she will receive a grant of RSUs for 50,000 shares. Stock options would not be granted to new or continuing nonemployee directors under the Director Plan, unless the Plan is amended in the future. Under the prior version of the Director Plan, new nonemployee directors automatically received a grant of 50,000 nonqualified stock options and 15,000 RSUs upon joining the Board. Continuing nonemployee directors received (on the date of each Annual Meeting) 20,000 options and 10,000 RSUs.

•

If stockholders approve the amended and restated Director Plan, future changes in the formula for making awards to our nonemployee directors may be made by action of our Board or the Compensation Committee of the Board (the “Compensation Committee”). That is, the Board or Compensation Committee would be authorized to change the number, terms and timing of any RSUs and stock options to be granted in the future, without seeking further stockholder approval. However, the total value of the grants made to any nonemployee director in any fiscal year of the Company cannot exceed $750,000, calculated as of the grant date. Value for this purpose would be calculated as the grant date fair value of any stock options granted (using the valuation methodology used by the Company in its financial statements for that fiscal year) and for RSUs, the fair market value on the grant date of the shares covered by the RSUs granted.

The following paragraphs provide a summary of the principal features of the Director Plan and its operation. The Director Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Description of the 2009 Director Plan

General.    The Director Plan permits the grant of stock options and restricted stock units (each, an “Award”). Only directors who are not employed by the Company or any parent or subsidiary are eligible to receive Awards under the Director Plan. As of February 15, 2013, eight directors were eligible to participate in the Director Plan. The number of individuals who are eligible to receive Awards in the future will depend on the number of nonemployee directors who are members of our Board.

Number of Shares of Common Stock Available Under the Director Plan.    At the 2009 Annual Meeting, stockholders approved reserving a total of 2,000,000 shares of our common stock for issuance under the Director Plan, plus any shares subject to stock options or similar awards granted under the now expired 1999 Director Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1999 Director Plan that are forfeited to or repurchased by the Company. However, the maximum number of shares that may be added to the Director Plan from the 1999 Director Plan was 870,000 shares. The shares issuable under the Director Plan may be authorized, but unissued, or reacquired common stock. As of February 7, 2013, 923,100 shares remained available for grant under the Director Plan.

Shares subject to Awards of RSUs count against the share reserve as 1.56 shares for every share subject to such an Award. To the extent that a share that was subject to a RSU is returned to the Director Plan, the Director Plan reserve will be credited with 1.56 shares that will thereafter be available for issuance under the Director Plan.

Accordingly, assuming that the Director Plan is approved at the Annual Meeting, and that eight nonemployee directors each receive a grant of 25,000 RSUs, the pool of shares under the Director Plan would be reduced by 312,000 shares (calculated as 8 x 25,000 x 1.56). If all of these RSUs actually vest, the pool of shares remaining under the Director Plan would be 603,000. Depending on future circumstances, , the Company may need to seek additional shares for the Plan at the 2015 Annual Meeting (or possibly at the 2014 Annual Meeting). The timing of seeking stockholder approval for additional shares under the Director Plan cannot be predicted with certainty because the rate at which the available shares may be used depends on a number of factors, including (but not limited to) the number of new and continuing nonemployee members on the Board, the formula for making future awards under the Director Plan (for example, the number and type of Awards granted), whether the Awards that are granted actually vest, and whether any granted options are exercised. It is possible that granting 25,000 RSUs to each continuing nonemployee director (as opposed to the 20,000 options and 10,000 RSUs provided under the version of the Director Plan that was approved at the 2009 Annual Meeting) may result in the pool of shares available under the amended and restated Director Plan being exhausted earlier. By way of illustration and as indicated above, if 25,000 RSUs are granted to eight nonemployee directors and all of the RSUs vest, the pool of shares under the Director Plan would be reduced by 312,000 shares. If eight nonemployee directors instead received 20,000 options and 10,000 RSUs, and all of the Awards vest (with all options being exercised for cash), the pool of shares under the Director Plan would be reduced by 284,800 shares (calculated as (8 x 20,000) + (8 x 10,000 x 1.56)).

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to RSUs, is forfeited to or repurchased by the Company, the unpurchased shares (or for RSUs, the forfeited or repurchased shares) will become available for future grant or sale under the Director Plan (unless the Director Plan has terminated). Shares that have actually been issued under the Director Plan under any Award will not be returned to the Director Plan and will not become available for future distribution under the Director Plan, except that if shares issued pursuant to a RSU are repurchased by the Company or forfeited to the Company, such shares will become available for future grant under the Director Plan. Shares used to pay the exercise price of an Award or satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Director Plan.

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, subject to any required action by stockholders, the number of shares covered by each outstanding Award, the number of shares available for issuance under the Director Plan and the price per share covered by each outstanding Award will be proportionately adjusted.

Administration of the Director Plan.    The Director Plan is administered by the Compensation Committee. The Compensation Committee has all authority and discretion necessary or appropriate to make determinations and rules under the Director Plan.

Options.    The Director Plan permits the grant of stock options to eligible directors. However, until otherwise determined by the Board or Compensation Committee, no options will be granted under the Director Plan. The exercise price of any options granted under the Director Plan will be equal to the fair market value of our common stock on the date of grant. The term of these options will be no longer than seven years from the date of grant. After a termination of service with us, a participant will be able to exercise his or her option for (a) three months following his or her termination for reasons other than death or disability, or (b) 12 months following his or her termination due to death or disability, but in all cases no later than the expiration of its seven year term.

Restricted Stock Units.    RSUs result in a payment of shares to a participant if the vesting criteria specified by the Compensation Committee are satisfied. Under the Director Plan, each new nonemployee director (that is, a nonemployee director who previously was not on the Board) automatically will be granted 50,000 RSUs on the date on which he or she first becomes a nonemployee director, whether through election by the stockholders or appointment by the Board to fill a vacancy. A director who is also an employee will not be granted these restricted stock units even if that director ceases to be an employee but remains a director. This initial grant of restricted stock units will vest and become payable as to 1/3 of the shares subject to this grant on the 1 year anniversary of the date of grant, and as to 1/3 of the shares subject to this grant at each anniversary thereafter, so that the restricted stock units from the initial grant will be fully vested and become payable in full 3 years after its date of grant, provided that such person continues to serve as a director on such dates.

Beginning with the 2013 Annual Meeting, each nonemployee director who is continuing in service (that is, who is not a new nonemployee director) automatically will be granted 25,000 RSUs annually on the date of the Annual Meeting. To receive this grant, the nonemployee director must have served as such prior to the Annual Meeting and must be continuing in service at and immediately following such Annual Meeting. Each such grant of restricted stock units will vest and become payable as to 100% of the shares subject to the grant on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, but only if such person continues to serve as a director on the vesting date. The Director Plan provided that the grant size for a continuing nonemployee director may be reduced in certain circumstances if the nonemployee director has not served as such for the entire period of time since the date of the immediately prior Annual Meeting.

Granting only RSUs under the Director Plan (commencing with the 2013 Annual Meeting) was recommended by the Compensation Committee and approved by the Board, subject to stockholder approval. As described above, in the version of the Director Plan approved by stockholders at the 2009 Annual Meeting, nonemployee directors were granted both RSUs and nonqualified stock options.

In making its recommendation to change the Director Plan to provide, for the time being, only for the grant of RSUs, the Compensation Committee considered a study from Compensia, the Compensation Committee’s independent compensation consultant. The study indicated that 70% of the companies in our executive compensation peer group grant only RSUs to their nonemployee directors. (See the Compensation Discussion & Analysis section of this proxy statement for information on the peer group.)

Transferability of Awards.    Awards granted under the Director Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award may be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options, including shares as to which such Awards would not otherwise be vested or exercisable, and all restricted stock units will fully vest. In addition, if an option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Board will notify the participant in writing or electronically that the option will be fully vested and exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.

Amendment and Termination of the Director Plan.    The Board and the Compensation Committee have the authority to amend or terminate the Director Plan at any time and for any reason. This amendment authority includes (but is not limited to) the authority (without further stockholder approval) to change the number, type and terms of Awards granted in the future. Stockholder approval will be required for any amendment to the Director Plan to the extent that the Board or the Compensation Committee determines that such approval is required by any applicable laws. The Director Plan will terminate in 2019, unless the Board decides to terminate the Plan prior to that time.

Value of Awards to Directors.    The following table sets forth (a) the aggregate number of Awards that are expected to be received by the Company’s nonemployee directors as a group on the date of the 2013 Annual Meeting, assuming the Director Plan is approved by stockholders, and (b) the average per share exercise price or dollar value of such awards. The actual number and value of Awards to any director in any year cannot be known in advance because the formula for granting Awards may change. However, as explained above, in no event may any director receive Awards with a value greater than $750,000 in any fiscal year of the Company. Our nonemployee directors have an interest in this proposal because they are eligible to receive Awards under the Director Plan.

Name of Individual or Group	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Restricted Stock Units (#)	Dollar Value of Restricted Stock Units ($)
Lloyd Carney(1)	—	—	—	—
Chief Executive Officer
Daniel Fairfax(1)	—	—	—	—
VP, Finance and Chief Financial Officer
Tyler Wall(1)	—	—	—	—
VP, General Counsel
All nonemployee directors, as a group(2)	0	—	200,000	1,172,000
All executive officers, as a group(1)	—	—	—	—
All employees who are not executive officers, as a group(1)	—	—	—	—

(1)	Executive officers and employees are not eligible to participate in the Director Plan. Michael Klayko, former Chief Executive Officer, and Ian Whiting, former Senior V.P., Worldwide Sales, both of whom are shown in the Summary Compensation Table, similarly were not eligible to participate in the Director Plan.

(2)	Dollar value of restricted stock units is based on the closing stock price of $5.86 per share for Brocade common stock on February 15, 2013.

Eligibility Under 2009 Stock Plan

Nonemployee directors also are eligible to receive equity-based compensation awards under the Company’s 2009 Stock Plan, which last was approved by our stockholders at the Annual Meeting in 2012.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and to the Company of Awards granted under the Director Plan. Tax consequences for any particular individual may be different.

Stock Options.    All options granted under the Director Plan are nonqualified stock options (not incentive stock options). No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Units.    A participant generally will not have taxable income at the time an Award of restricted stock units is granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the shares becomes vested.

Tax Effect for the Company.    The Company generally will be entitled to a tax deduction in connection with an Award under the Director Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

Vote Required

Approval of the amendment and restatement of the 2009 Director Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. For purpose of this proposal, abstentions will have the effect of a vote “against” the approval of the amendment and restatement of the 2009 Director Plan. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the amendment and restatement of the 2009 Director Plan.

PROPOSAL FOUR:

APPROVAL OF THE PERFORMANCE BONUS PLAN

We are asking stockholders to approve a Performance Bonus Plan (the “Plan”) so that we may use the Plan to provide incentives to achieve our business objectives and also potentially to receive a federal income tax deduction for compensation paid under the Plan. Our Board of Directors (the “Board”) has approved the Plan, subject to approval of our stockholders at the 2013 Annual Meeting of Stockholders. If stockholders do not approve the Plan, we will not use the Plan. However, in that event, we may find it necessary or desirable to adopt another bonus plan or arrangement. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix B.

Purpose

The purpose of the Plan is to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Plan accomplishes this by paying awards only after the achievement of specified performance goals.

Eligibility to Participate

The Compensation Committee (the “Committee”) of our Board selects the employees of the Company (and its affiliates) who will be eligible to receive awards under the Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Committee has discretion to select the participants. We currently expect that approximately eight to twelve executives will participate in the Plan at any given time.

Target Awards and Performance Goals

Under the Plan, the Committee assigns each participant a target award and performance goal or goals for a performance period set by the Committee. The specified performance goal(s) must be achieved before an award actually will be paid to the participant. The participant’s target award typically will be expressed as a dollar amount or as a percentage of his or her base salary earned during the applicable performance period. The performance goals set by the Committee may require the achievement of objectives for one or more of the following:

•	Revenue

•	Profit

•	Earnings Per Share

•	Margin

•	Total Shareholder Return

•	Return on Capital

•	Return of Equity

•	Financial Management

•	Cash Flow

•	Market Share

•	Product Development and Quality

•	Customer Satisfaction

•	Operations Management

The Committee may choose to set target goals: (1) in absolute terms, (2) in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics), (3) on a per share and/or per capita basis, (4) against the performance of the Company as a whole or against particular business units or products of the Company, (5) on a pre-tax or after-tax basis, and/or (6) on a GAAP (generally accepted accounting principles) or non-GAAP basis. Performance goals may differ from participant to participant, from performance period to performance period and from award to award. The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than generally accepted accounting principles). Each performance period will last from three to twelve fiscal quarters (in other words, each performance period will be no shorter than approximately nine months nor longer than approximately thirty-six months). We currently do not have plans to use performance periods under the Plan that are longer than two years, although we may choose to do so in the future. No individual may participate in more than four performance periods at any one time.

Actual Awards

After the performance period ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Plan limits actual awards to a maximum of $10 million per person for any fiscal year of the Company.

The Committee has discretion to reduce or eliminate (but not to increase) the actual award otherwise payable to any participant (subject to applicable law). The Committee also has discretion to determine whether to pay out any of an actual award otherwise payable to a participant if he or she terminates employment before the award otherwise would be paid.

Actual awards generally are paid in cash no later than two calendar months after the performance period ends. The Committee (in its discretion) also may choose to pay bonuses to Plan participants outside of the Plan on terms established by the Committee from time to time.

Administration

The Committee administers the Plan. Members of the Committee must qualify as outside directors under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Subject to the terms of the Plan, the Committee has sole discretion to:

•	Select the employees who will be eligible to receive awards;

•	Determine the target award for each participant;

•	Determine the performance goals that must be achieved before any actual awards are paid;

•	Establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	Interpret the provisions of the Plan.

Performance-Based Compensation

The Plan is designed to allow us to pay bonuses that are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1 million in any one year. However, if the Company pays compensation that is “performance-based” under Section 162(m), the Company still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Plan allows the Company the opportunity to choose to pay incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on the Company’s federal income tax return (subject to future changes in tax laws and other compensation arrangements at the Company). The Company also may choose to pay other or additional compensation outside of the Plan that is not intended to qualify as performance-based compensation (and that therefore may not be tax deductible for the Company).

Amendment and Termination of the Plan

The Board or the Committee may amend or terminate the Plan at any time and for any reason. An amendment will be subject to stockholder approval to the extent necessary under Section 162(m).

Bonuses Paid to Certain Individuals and Groups

Awards (if any) under the Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. As of the date of this proxy statement, the Committee had not established a performance period under the Plan for the Company’s 2013 fiscal year or any later fiscal year. The Committee currently expects to use full fiscal year performance periods (or longer) under the Plan but if the Committee chooses to establish a performance period during fiscal year 2013, the performance period likely would be shorter than a full fiscal year due to the timing of the Plan’s adoption, which was after the end of the first quarter in fiscal year 2013.

It is not possible to predict with certainty the amount that any participant may earn under the Plan because the Committee has not yet established any performance periods under the Plan nor any other details of bonuses that might be earned under the Plan in the future based on actual performance versus the goals that the Committee may establish. However, in order to provide an example of bonuses that might be earned under the Plan in future years, the following table sets forth the target bonus for fiscal year 2013 under the Company’s preexisting Senior Leadership Plan (not under the Performance Bonus Plan) for the persons and groups shown below, based on each participant’s current base salary and assuming exactly one hundred percent (100%) achievement of the applicable performance goals. (Please see the Compensation Discussion & Analysis section of this proxy statement for more information on the Senior Leadership Plan.) There is no guarantee that the amounts shown below will actually be paid under the Senior Leadership Plan nor that any amounts will be paid for fiscal 2013 under the Performance Bonus Plan. Actual awards (if any) under the Performance Bonus Plan for fiscal year 2013 (or for any future year) will depend on the details of any performance period and bonus formula approved by the Committee after the date of this proxy statement. In addition, the Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established formula. For the fiscal year 2013 performance period under the Senior Leadership Plan, the Committee selected three performance goals for use under the Plan: operating income, Ethernet revenue and total Company revenue. Our executive officers are eligible to receive awards under the Plan and, therefore, our executive officers have an interest in this proposal.

Name of Individual or Group(1)	Target Award
Lloyd Carney	$1,200,000	(2)
Chief Executive Officer
Daniel Fairfax	$360,000
VP, Finance and Chief Financial Officer
Tyler Wall	$285,000
VP, General Counsel
All executive officers, as a group	$1,845,000
All directors who are not executive officers, as a group(3)	$0
All employees who are not executive officers, as a group	$4,537,126

(1)	Michael Klayko, former Chief Executive Officer, and Ian Whiting, former Senior V.P., Worldwide Sales, both of whom are shown in the Summary Compensation Table, are not eligible to participate in the Plan.

(2)	Mr. Carney’s $1,200,000 target award is based on service for 12 months for fiscal year 2013. Under Mr. Carney’s offer letter for his initial employment with the Company, he is entitled to a bonus amount for fiscal year 2013 to be pro-rated based on the number of days between his start date and the end of fiscal year 2013, but that amount will not be less than $600,000 for fiscal year 2013.

(3)	This group is not eligible to participate in the Plan.

Vote Required

Approval of the resolution on Brocade’s Performance Bonus Plan requires the approval of a majority of the votes cast on the proposal at the Annual Meeting. For purposes of this proposal, abstentions are not treated as a “vote cast” on the proposal and, therefore, will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the resolution to approve the Performance Bonus Plan.

PROPOSAL FIVE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending October 26, 2013 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP during Fiscal Years 2012 and 2011

	Fiscal Year
	2012		2011
Audit Fees	$1,927,200		$2,066,300
Audit-Related Fees	17,500		7,500
Tax Fees	85,040		45,250

Total	$2,029,740	(1)	$2,119,050	(1)

(1)	Reflects the fees approved by Brocade and billed or to be billed by KPMG with respect to services performed for the audit and other services for the applicable fiscal year; there were no other fees other than as described above.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy.    The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2012 and 2011, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed or to be billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements and the Audit Committee’s pre-approval policy.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal year 2013. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending October 26, 2013.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of January 22, 2013.

Name	Age	Position
Lloyd A. Carney	50	Chief Executive Officer and Director
Daniel Fairfax	57	Vice President, Finance and Chief Financial Officer
Tyler Wall	47	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Michael Klayko	58	former Chief Executive Officer and Director
Ian Whiting	48	former Senior Vice President, Worldwide Sales

Lloyd A. Carney was named Chief Executive Officer of Brocade in January 2013 and has served as a director since February 2013. Before joining Brocade, Mr. Carney served as chief executive officer and member of the board of directors of Xsigo Systems, a venture funded IO Virtualization Platform company, from January 2008 until it was acquired by Oracle Corporation in July 2012. He is also a member of the board of directors of Cypress Semiconductor Corporation where he serves as a member of the Audit Committee and the Compensation Committee, and the board of directors of Technicolor SA, where he serves as the chairman of that board’s Technology Committee. Mr. Carney holds a Bachelor of Science degree in Electrical Engineering Technology from Wentworth Institute and a Master of Science degree in Applied Business Management from Lesley College.

Daniel Fairfax was named Chief Financial Officer and VP of Finance in June 2011. Mr. Fairfax joined Brocade in December 2008, as the result of the Company’s acquisition of Foundry Networks, where he served as Chief Financial Officer. From January 2009 to August 2009 Mr. Fairfax served as Vice President Business Operations. From August 2009 to June 2011 Mr. Fairfax served as Vice President Global Services. Mr. Fairfax joined Foundry Networks in May 2006 as Vice President, Corporate Controller. Mr. Fairfax served as Foundry’s Chief Financial Officer between January 2007 and December 2008. Mr. Fairfax has more than 25 years of senior financial and operations management experience. Prior to joining Foundry Networks, Mr. Fairfax served as Senior Vice President and Chief Financial Officer of GoRemote Internet Communications. He also served as Chief Financial Officer of Ironside Technologies, Inc.; ACTA Technology; and NeoVista Software. Before that, Mr. Fairfax held senior financial management and operations positions at Siemens and Spectra-Physics. Mr. Fairfax holds a BA in Economics from Whitman College and an MBA from the University of Chicago, and is a Certified Public Accountant in California with an inactive license.

Tyler Wall has served as Vice President and General Counsel since June 2005 and as Corporate Secretary and Chief Compliance Officer since July 2005. Prior to joining Brocade, from February 2000 until June 2005, Mr. Wall served as Vice President and General Counsel of Chordiant Software, Inc., an enterprise software applications corporation, where he was also Corporate Secretary from January 2004 until June 2005. From 1998 to February 2000, Mr. Wall served as Chordiant’s Director of Legal Affairs. Prior to joining Chordiant, Mr. Wall worked at Oracle Corporation, a provider of database and application software, where he served as Corporate Counsel for the commercial licensing and distribution group. Mr. Wall received a B.S. degree in economics from the University of Utah, a J.D. from Santa Clara University School of Law, and an M.B.A. from Santa Clara University School of Business.

Michael Klayko served as Chief Executive Officer and as a director from January 2005 until he resigned from those positions effective January 14, 2013. See Mr. Klayko’s biographical information in “Board of Directors Meetings and Committees — Former Directors Not Standing For Election” in this proxy statement.

Ian Whiting served in various roles since joining the Company in 2001 and was Senior Vice President, Worldwide Sales between March 2010 and June 2012, at which time he left the Company to pursue other interests.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Summary

Pay-for-Performance Philosophy and Objectives

Our executive compensation program is based on an overarching pay-for-performance philosophy, and it is intended to attract, retain, motivate and reward a highly talented executive team, while also linking their compensation to shareholder value.

Consistent with our pay-for-performance philosophy, we designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly talented executive team within the context of responsible cost management; and

•	Establish a direct link between the Company’s financial results and individual/team performance and compensation; and

•	Align the interests and objectives of our executives with those of our stockholders by linking executive equity awards to shareholder value creation.

A substantial portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans and to Brocade’s stock price performance relative to the appropriate benchmark indices.

2012 Business Performance

For fiscal year 2012, Brocade reported revenues of $2.238 billion, compared to $2.147 billion in fiscal year 2011, which represented year-over-year growth of 4.2%. Brocade also reported diluted earnings per share (“EPS”) of $0.41 on a GAAP basis and $0.66 on a non-GAAP basis for fiscal year 2012, increases of 310% and 33%, respectively, over 2011 EPS.

In fiscal year 2012, Brocade further strengthened its product portfolio across all areas of its business and made progress in emerging areas of growth, such as virtualized data centers, cloud computing, and software-defined networking. With significant operating cash flow of $591 million, Brocade eliminated the remaining balance of its term debt over a year in advance of plan, repurchased more than $130 million of common stock, and increased its cash balance by more than 70% in 2012 as compared to 2011. Brocade’s strong operating performance in 2012 was above internal targets and was heavily influenced by the leadership of our executives and the efforts and commitment of our employees.

Summary of 2012 Executive Compensation

Consistent with our pay-for-performance philosophy and objectives, in fiscal year 2012:

•	Approximately 50%-65% of total compensation was variable and tied to achievement of internal performance targets or relative total shareholder return compared to external benchmarks;

•	The Company’s revenue and non-GAAP operating income performance was above internal performance targets, and therefore funding for the annual cash incentive plan was 122.8% of the target level; and

•

The long-term equity awards granted in fiscal 2012 linked the interests of our executives with those of our shareholders. Specifically, those awards included Performance Stock Units (“PSU”s), which are earned based on the performance of the Company’s total shareholder return in comparison to the NASDAQ Telecom Index over a 2-year performance period.

Our Compensation Committee has endeavored to align the executive compensation and CEO compensation with shareholder value creation, in addition to tying the executives’ long term incentives to Company share price.

As demonstrated in the table below, over the past five years, annual changes in CEO compensation have aligned directionally with total shareholder return and are consistent with our pay-for-performance philosophy.

Notes:

•	The chart above reflects the grant date fair value of equity awards as disclosed in Brocade’s proxy statements.

•

Total shareholder return (“TSR”) is calculated based on the closing stock price on the date of the fiscal year end per Yahoo finance. The TSR indexed to 2008 represents the percentage change over the 2008 fiscal year end price of $3.09.

•

The amount for the CEO’s, Michael Klayko, actual total direct compensation for fiscal 2012 reflects the grant date fair value of an equity grant made on October 25, 2011, four days before the end of fiscal 2011; that equity grant was made as part of the compensation package for fiscal 2012 as approved by the Compensation Committee. See also the “Summary Compensation Table” on page 53 of this proxy statement.

Other Important Matters

In addition to the compensation details provided above and discussed further below, other important details are as follows:

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•	Change-of-control benefits are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•

Brocade’s compensation programs are reviewed regularly by the Compensation Committee (the “Committee”) which determined, with the assistance of the Compensation Committee’s independent compensation consultant, that the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Brocade’s overall equity award based burn rate for fiscal year 2012 was 2.5%, and the adjusted burn rate was 4.9%; and

•

Brocade’s equity award based overhang, which had increased significantly from approximately 12% to 28% in 2009 as a result of Brocade’s acquisition of Foundry Networks, Inc. (“Foundry”) in an all cash transaction, decreased from approximately 16% in 2011 to approximately 11% in 2012.

Burn rate is defined as the number of equity awards granted in the year, divided by total shares outstanding. Adjusted burn rate includes a premium applied to full value shares (e.g., RSUs and PSUs) consistent with Institutional Shareholder Services (ISS) policy. Overhang is defined as the number of outstanding options and equity awards, divided by total shares outstanding. For burn rate, adjusted burn rate and overhang, the amounts for fiscal 2012 include the grants made in the final week of fiscal 2011 to the named executive officers and other vice presidents of the Company as those grants were made as part of the compensation package for fiscal 2012.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the 2012 compensation program for our principal executive officer and our principal financial officer, as well as the other persons included in the Summary Compensation Table on page 53, who were the other executive officers of the Company during fiscal 2012 (the “Named Executive Officers” or “NEOs”). During fiscal 2012, these individuals were:

•	Michael Klayko, Chief Executive Officer;

•	Daniel Fairfax, Vice President, Finance and Chief Financial Officer;

•	Tyler Wall, Vice President, General Counsel and Corporate Secretary; and

•	Ian Whiting, former Senior Vice President, Worldwide Sales.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2012. It also provides an overview of our executive compensation philosophy and objectives and it analyzes how and why the Committee arrived at the specific compensation decisions for our executive officers, including our NEOs, for fiscal 2012.

This Compensation Discussion and Analysis is divided into the following sections:

•	Our executive compensation philosophy and objectives;

•	The governance of our executive compensation program;

•	Our fiscal 2012 compensation components and decisions for our NEOs;

•	Other compensation policies; and

•	Tax and accounting considerations.

Executive Compensation Philosophy, Objectives and Mix

Compensation Philosophy and Objectives

As noted above, our executive compensation program is based on an overarching pay-for-performance philosophy. Generally, the types of compensation and benefits provided to the NEOs are also provided to other officers reporting to the Chief Executive Officer.

Compensation Mix

Consistent with our pay-for-performance philosophy and compensation objectives, for fiscal 2012 a significant portion of executive compensation was variable and performance-based. The key elements of executive compensation were:

Short-Term Compensation

•	Base salaries;

•	Annual Cash Incentives, which were tied to internal Company performance targets for revenue and non-GAAP operating income and, for all executives other than the CEO, individual performance;

Long-Term Compensation

•

Performance Stock Units (“PSUs”), which were performance based shares that can be earned based on a comparison of the Company’s stock price performance to the NASDAQ Telecom index over a 2-year performance period; and

•	Service-based Restricted Stock Units (“RSUs”), which vest based on continued service to the Company, the value of which reflects the value of the Company’s stock price.

The target pay mix for our NEOs during fiscal 2012 reflects our pay-for-performance philosophy and can be illustrated as follows:

NOTE: The Annual Cash Incentive amounts are based on a specified percentage of 2012 base salary, subject to Company performance metrics. The Annual Cash Incentive for the CFO and VP General Counsel include the Brocade “Rev” It Up Plan described under Annual Cash Incentives below. The PSUs and RSUs (both long-term incentives) reflect grant date fair values. No other direct reports to the CEO received PSU’s.

We also provide our NEOs with (i) health and welfare benefits on substantially the same terms and conditions as they are provided to most of our other full-time employees, and (ii) severance and change-in-control compensation (as described below).

Competitive Positioning

The Committee’s objective of maintaining compensation programs that are competitive includes a balance between aggressively hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. The Committee does not establish a specific target percentile for the target compensation of our

NEOs (i.e., we do not engage in “benchmarking” as that term is commonly used). When setting the amount of each compensation component for the NEOs, the Committee considers the following factors:

•	The Company’s performance relative to its peer group.

•	The Company’s performance against financial goals and objectives established by the Committee and Board of Directors.

•	Each individual NEO’s skills, experience, and qualifications relative to other similarly-situated executives at companies in the Company’s peer group.

•	The scope of the NEO’s role and responsibilities compared to executives with similar titles at companies in the Company’s peer group.

•

The performance of each individual NEO, based on a subjective assessment of his contributions to the Company’s overall performance, ability to lead his or her business unit or function, work as part of a team and reflect the Company’s core values.

•	The relationship of compensation between NEOs and other executives to ensure internal parity based on the contribution and criticality of executive positions to the Company.

•	The positioning of the value of each NEO’s compensation in a ranking of peer compensation.

•	The compensation practices of the Company’s peer group.

•	Recommendations provided by the CEO for his direct reports.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for an executive officer. No single factor above was determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

For purposes of comparing our executive compensation against the competitive market, the Committee utilizes a peer group of 19 high-technology companies. The companies in the peer group were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and number of employees), business strategy and industry. The Committee reviews the Company’s peer group at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the companies in the peer group. In fiscal 2012, the Committee reviewed the Company’s peer group. Following that review the Committee modified the Company’s peer group by excluding Broadcom, Citrix, NetApp, Novellus and Tellabs and replaced them with Autodesk, Avago, Marvell and Maxim. The Committee excluded Novellus because it had been acquired. The Committee excluded Broadcom, Citrix, NetApp, and Tellabs because either their revenue or market capitalization was outside the Company’s preferred revenue or market capitalization range. The four companies added were determined to be comparable with respect to their revenue, market capitalization and general business model.

The fiscal 2012 peer group was as follows:

Autodesk	F5 Networks	LAM Research	Synopsys

Avago Technologies	FLIR Systems	LSI	Teradyne

BMC Software	JDS Uniphase	Marvell Technology Group	Trimble Navigation

Cadence Design Systems	Juniper Networks	Maxim Integrated Products	VMware

Ciena	KLA-Tencor	Polycom

Against the peer group at the time the compensation analysis was conducted, Brocade ranked at the 55th percentile in terms of revenue and at the 25th percentile in terms of market capitalization.

To analyze the compensation practices of the peer group companies, the Committee’s independent compensation consultant, Compensia, Inc. (“Compensia”), gathered data from public filings and from Radford’s High-Technology Executive Survey database. This peer group data was then used as a reference point to assess the Company’s current compensation levels for the Committee in the course of its deliberations on compensation design and amounts.

Governance of Our Executive Compensation Program

Role of the Compensation Committee

The purpose of the Committee is to, among other things, discharge the Board of Directors’ responsibilities relating to the compensation of our executive officers and directors. The Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies, (ii) overseeing, evaluating, and approving executive officer compensation plans, policies, and programs, (iii) overseeing, evaluating and recommending to the full Board for approval director compensation plans and programs, and (iv) evaluating our CEO’s performance and establishing his compensation. With respect to the Company’s CEO, the Committee sets, and with respect to the NEOs (other than the CEO), the Committee reviews and approves their:

•	Annual base salaries;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Employment agreements (including severance and change-in-control arrangements); and

•	Other compensation, perquisites, or special benefit items, if any.

Management Interaction with Committee

The management team assists the Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Committee solicits and reviews the CEO’s recommendations and proposals with respect to annual cash compensation adjustments, long-term equity incentive awards, program structures, and other compensation-related matters for his direct reports. The Committee uses the CEO’s recommendations and proposals as one of the factors in making compensation decisions. The CEO recuses himself from all discussions, and does not contribute to decisions regarding his own compensation.

Compensation Review Cycle

The Committee reviews the base salary levels of our executive officers as well as their annual cash incentive opportunities and equity awards each year in the fall, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each quarter the Committee reviews Company performance and the corresponding projected payouts under the executive annual cash incentive plan(s) and equity awards.

Use of Compensation Consultants

Since fiscal year 2006, Compensia has served as an independent compensation consultant to the Compensation Committee. Compensia provides the Committee with information, recommendations, and other advice relating to executive compensation. Compensia serves at the discretion of the Committee and regularly meets with the Committee, both with and without management present. In April 2012, the Committee conducted a review of several compensation consultants, including Compensia. Following this review, the Committee determined to continue to retain Compensia because of Compensia’s expertise, institutional knowledge and value. Compensia’s fees and expenses for the services provided to the Committee for fiscal year 2012 totaled approximately $226,000.

In fiscal 2012, Compensia regularly participated in Committee meetings and provided assistance to the Committee, including:

•	Review and analysis related to our executive officers’ base salary, annual cash incentive compensation, and long-term incentive compensation levels and plan structures for fiscal years 2012 and 2013;

•	Assessment of industry trends, corporate governance and legislative environment;

•	Review of our historical equity utilization practices;

•

Review of “tally sheets” which the Committee utilizes to ensure that it has a comprehensive view of our executive officers’ total compensation arrangements, including cash compensation (fixed and variable), long-term equity incentive compensation (past awards and the current and projected values of these awards), and post-employment obligations (severance and change-of control-benefits);

•	Assessment of current Board of Directors compensation against the peer group and best practices;

•	Market information regarding new hire CEO compensation;

•	Assistance drafting the Compensation Discussion & Analysis for fiscal years 2011 and 2012; and

•	Assessment of compensation risk to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company.

In fiscal 2012, Compensia was not engaged by management to provide any services to the Company and the Committee determined that there were no conflicts of interest. In January 2013, taking into account the recently adopted six factor test set forth by the SEC, the Committee analyzed the independence of Compensia and determined that Compensia is independent and that there were no conflicts of interest. In making this determination, the Committee noted that Mr. Klayko serves on the Compensation Committee of PMC Sierra, which also engages the services of Compensia, but did not view that as an impairment to Compensia’s independence since (i) PMC Sierra uses a different adviser at Compensia than the Company, (ii) Mr. Klayko is not the chair of the PMC Sierra Compensation Committee, (iii) Mr. Klayko does not negotiate the terms of Compensia’s engagement and (iv) Mr. Klayko is transitioning out of the role of the CEO.

Fiscal Year 2012 Compensation Components and Decisions for NEOs

The primary elements of our executive compensation program for fiscal year 2012 were:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives, which include PSUs and RSUs.

Base Salary

Base salary represents the most basic, fixed portion of our executive officers’ compensation and is an important element of compensation intended to retain and motivate highly talented executive officers. The Committee reviews annually the base salaries of our executive officers, including our NEOs, taking into consideration Compensia’s market analyses for our executive officers (including our CEO), and the factors described earlier under “Competitive Positioning”.

On October 25, 2011, the Committee reviewed the base salaries of our executive officers and, based on the considerations described above, adjustments to base salaries for our NEOs were made for fiscal 2012:

Executive	Title	Beginning Fiscal 2011 Base Salary	Fiscal 2012 Base Salary (Effective 11/1/11)	Total Percentage Change (Increase/Decrease)
Michael Klayko	CEO	$775,000	$800,000	3.2%
Daniel Fairfax	VP, Finance and CFO	$385,000	$425,000	10.4%
Tyler Wall	VP, General Counsel	$350,000	$365,000	4.3%
Ian Whiting*	Former Senior V.P., Worldwide Sales	$415,000	$300,000	(27.7%)

*	Mr. Whiting’s base salary was reduced with an offsetting increase in short term incentives

Annual Cash Incentives

For fiscal 2012, the Company had two types of annual cash incentive programs: (i) the Senior Leadership Plan (“SLP”) and (ii) the Brocade “Rev” It Up Plan (“RIUP”).

Senior Leadership Plan

For fiscal 2012, the Committee reviewed the structure of the annual cash incentive plan and determined that a renewed focus on growth was appropriate while also ensuring a continued focus on profitability. In fiscal 2012, all vice presidents including our NEOs participated in the SLP.

The objectives of the SLP were to:

•	Drive and reward revenue growth and operating income achievement; and

•	Drive and reward execution of the operating plan and individual performance objectives.

Each participant in the SLP, including each of our NEOs, had an annual cash incentive (“Annual SLP Cash Incentive”) which was a percentage of his or her base salary. The amount that each participant actually earns under the SLP (“Actual SLP Annual Cash Incentive”) is based on achievement of the Company’s revenue and non-GAAP operating income as well as individual, function-specific performance goals (“Actual Performance”). However, the CEO, Michael Klayko, did not have an individual performance component under the SLP as the Committee believes that his individual performance is reflected by the Company’s performance. All payouts under the SLP, including for the revenue and individual performance elements, were subject to a minimum bonus payout threshold for non-GAAP operating income (“Minimum SLP OI Threshold”). Participants were not eligible for any payout under the SLP in the event that non-GAAP operating income was less than the Minimum SLP OI Threshold.

Non-GAAP operating income reflects adjustments that are outside the ordinary course of the Company’s continuing operations, such as non-cash charges relating to stock-based compensation, amortization of intangible assets, litigation related expenses and recoveries.

As shown below, the Actual Annual Cash Incentive was determined by multiplying the participant’s Annual Cash Incentive by Actual Performance.

Actual Performance

Actual Performance for all Participants other than the CEO, Michael Klayko, was equal to the sum of:

(i)	Operating Income Payout Percentage multiplied by 30%, plus

(ii)	Revenue Payout Percentage multiplied by 60%, plus

(iii)	Individual Performance Percentage multiplied by 10%.

Actual Performance for the CEO, Michael Klayko, was equal to the sum of:

(i)	Operating Income Payout Percentage multiplied by 33 1/3%, plus

(ii)	Revenue Payout Percentage multiplied by 66 2/3%.

The Operating Income Payout Percentage and Revenue Payout Percentage were calculated as follows:

Operating Income and Revenue Performance (Percentage of Target Achieved)	Curve/Scaling	Payout as a % of Target
Less than 80%	—	0%
80% to 100%	2% decrease in payout for every 1% decrease in performance below target	60% to 100%
100%	—	100%
Greater than 100%	3% increase in payout for every 1% increase in performance above target	Uncapped

The Individual Performance Percentage is determined as follows:

At the beginning of fiscal 2012, each of the NEOs completed a performance contract (“Performance Contract”). The Performance Contracts outline Company and function specific goals and objectives for each NEO for the fiscal year. The CEO reviewed and approved the Performance Contracts of his direct reports (including the NEOs).

Following the end of the fiscal year, the CEO conducted a subjective evaluation of the individual performance of each executive officer (including the NEOs) against their goals previously set in the NEO’s respective Performance Contracts. Each NEO was assigned an Individual Performance Percentage for the year based on his achievement of the goals that could range from 0% to 110%. The Committee reviewed and approved the Individual Performance Percentage determined by the CEO for each executive officer (including each of the NEOs other than the CEO).

Since our CEO has responsibility for all aspects of our business, his award under the SLP did not have an Individual Performance component. Rather, it was determined solely on the basis of the Company’s Non-GAAP operating income and revenue performance, subject to the Minimum SLP OI Threshold.

2012 Annual Cash Incentive Award Determinations

In fiscal 2012, performance targets under the SLP were intended to be achievable, but only with significant effort. In fiscal year 2012 we exceeded our target goals as follows:

•

Fiscal 2012 non-GAAP operating income before paying out the SLP and Brocade Incentive Plan (a bonus program for the non-executive employees) was $527.6 million, representing 122.8% of target, which resulted in a 168.4% Operating Income Payout Percentage

•	FY12 actual revenue was $2,237.8 million, representing 100.8% of target, which resulted in a 102.4% Revenue Payout Percentage

Brocade “Rev” It Up Plan (“RIUP”)

On October 25, 2011 (for fiscal year 2012), the Committee approved the RIUP, a 1-year cash only bonus program designed to retain key executives during a period of significant industry and product transition. Under the terms of the RIUP, certain officers including Messrs. Fairfax and Wall were each eligible to earn a target cash payout in addition to the payouts under the SLP equal to 25% of their respective annual base salaries. The actual payout was subject to upward or downward adjustment depending on the Company’s actual performance compared to the performance targets. The performance targets for the RIUP were weighted 60% and 40% for revenue and non-GAAP operating income, respectively. The scaling for over- and under-performance against these targets was the same as in the SLP. All payouts under the RIUP, including for the revenue element, were subject to a minimum bonus payout threshold for non-GAAP operating income.

Actual Performance

Actual Performance was equal to the sum of:

(i)	Operating Income Payout Percentage multiplied by 40%, plus

(ii)	Revenue Payout Percentage multiplied by 60%.

The Operating Income Payout Percentage and Revenue Payout Percentage were calculated in the same manner as such metrics were calculated under the SLP.

FY12 Sales Leader Plan

To encourage a greater focus on profitable revenue growth by the Company’s top sales executive, the Committee approved the Company’s Sales Leader Plan on October 28, 2011 for fiscal year 2012. Pursuant to the terms of the plan, Mr. Whiting was eligible to earn a target cash payout equal to 200% of his annual base salary upon the achievement of certain performance targets. The actual payout was subject to upward or downward adjustment depending on the actual performance compared to these performance targets. 1/6th of the total bonus target amount under the Sales Leader Plan was based on meeting quarterly revenue performance targets, and the remaining 5/6ths of the total bonus target amount was based on revenue (weighted at 50%), gross margin (weighted at 25%) and sales expense management (weighted at 25%), each calculated on an annual basis. Mr. Whiting’s employment with Brocade terminated in the third quarter of fiscal 2012. Accordingly, he was not eligible to receive the full target cash payout. However he did receive a Q1 and Q2 quarterly revenue performance target payout and a pro-rated payout for the remaining total bonus target as part of his separation payment (further details regarding his separation payments are provided in “Employment, Change of Control and Severance Arrangements” beginning on page 58 of this proxy statement).

Change to Annual Cash Incentive Plan for Fiscal 2013

For fiscal 2013, the Company intends to provide annual incentives to the NEOs only under the Senior Leadership program. The “Rev” It Up Plan was intended only as a one year program and accordingly was not renewed. The Sales Leader Plan was terminated with the termination of Mr. Whiting. At this time, there is no plan for an annual cash incentive arrangement specifically for the top sales executive, although the Company may consider an individual annual cash incentive arrangement for its top sales executive when such executive is appointed.

FY13 Senior Leadership Plan

For fiscal year 2013, two significant changes were made to the Company’s SLP program compared to the fiscal year 2012 program:

•

The performance targets will be weighted 30% total revenue, 30% Ethernet revenue and 40% non-GAAP operating income. The individual performance goals were eliminated in order to better focus the executives on the key corporate and financial performance goals. An Ethernet revenue target was added to focus management on increasing Ethernet revenue as well as total revenue.

•	Achievement of the total revenue and Ethernet revenue goals will be based on percentage revenue growth over the prior fiscal year, with positive year-over-year revenue growth required for any payout.

•	Each goal will be measured independently of the others and have its own minimum threshold.

2012 Cash Compensation Summary

The following table summarizes the target and actual cash compensation paid to the Company’s NEOs in fiscal year 2012, including annual cash incentives and base salary.

					Actual Annual Cash Incentive
Named Executive Officer	Annualized Base Salary	SLP Target %(1)	RIUP Target %(1)	Total Target Cash Incentive $	SLP Bonus(2)	RIUP	Actual Total Incentive $	Actual Total Cash Comp(3)
Michael Klayko	$800,000	150%	Not eligible	$2,000,000	$1,492,920	Not eligible	$1,492,920	$2,292,920
Daniel Fairfax	$425,000	75%	25%	$850,000	$388,779	$136,861	$525,640	$950,640
Tyler Wall	$365,000	75%	25%	$730,000	$333,893	$117,539	$451,432	$816,432
Ian Whiting	$300,000	200%	Not eligible	$900,000	$375,000	Not eligible	$375,000	$563,750

(1)	As percentage of base salary.

(2)	Ian Whiting, Brocade’s former Senior V.P., Worldwide Sales, participated in the Company’s Sales Leader Plan. The Company paid Mr. Whiting severance equal to 50% of his target cash bonus under the Company’s Sales Leader Plan in fiscal year 2012, payable in a lump sum amount of $300,000 less applicable withholding (the “Severance Payment”). In addition, Mr. Whiting received a Revenue Quarterly Target Incentive in the amount of $75,000. All other Officers participated in the Brocade Senior Leadership Plan.

(3)	Does not include severance paid to Ian Whiting, Brocade’s former Senior V.P., Worldwide Sales equal to six (6) months of his base salary in the amount of $150,000. Mr. Whiting’s actual total cash compensation for FY12 includes a base salary of $188,750.

Long-Term Equity Incentives

The Committee believes that long-term equity incentives should focus our executive officers on shareholder value creation through long-term Company performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential. As with other elements of pay, we determine the amount of long term incentives for our NEOs as described in “Competitive Positioning” on page 39. We use long-term equity incentives both as part of the annual compensation program for our executive officers and to address special situations as they may arise from time to time and on a case by case basis. The Company’s equity award practices have been designed to reflect a balance between:

•	Shareholders’ dilution concerns;

•	The Company’s need to remain competitive in recruiting; and

•	The Company’s need to motivate and retain executive talent.

The Committee believes RSUs and PSUs provide an incentive for our NEOs to focus on driving increased shareholder value over their vesting period, use fewer shares than stock options, reward for growth in our stock price and long-term value creation, and provide an incentive to remain employed with the Company.

The following table summarizes the types of long-term incentive awards granted to the NEOs in October 2011 for purposes of fiscal year 2012 compensation as part of the Committee’s annual equity review process. For the CEO, Michael Klayko, the Committee allocated approximately 68% of equity award value in PSUs and 32% in service-based RSUs; for the other NEOs, the Committee allocated approximately 50% of equity award value in PSUs and 50% of equity award value in service-based RSUs.

Award Type	Grant Date	Vesting Detail

PSUs	October 2011	2-year performance period beginning October 2011 and ending October 2013; 50% vests October 2013 and the remaining 50% vests one year later in October 2014
RSUs	October 2011	Vests over 3 years with 1/3 vesting annually

PSUs are designed to link executive compensation with increased shareholder value. The actual number of shares of our common stock that may be earned under PSUs is variable based on the percentage growth of Brocade’s stock price relative to the percentage growth of the NASDAQ Telecom Index during the performance period. For the PSUs granted in October 2011, the target number of shares will be increased by one and a half (1.5) percentage points for each percentage point that the Company out performs the NASDAQ Telecom Index during the performance period. Similarly, the target number of shares will be decreased by one and a half (1.5) percentage points for each percentage point that the Company underperforms the NASDAQ Telecom index.

RSUs require executives to remain continuously employed by the Company through the applicable vesting dates. The value of RSU awards is tied to the price of the Company’s common stock and thus aligned with shareholder interests.

The following table shows the target equity awards granted to the NEOs in October 2011 for FY12:

Named Executive Officer	Performance-Based Awards		Service-Based Awards
	PSUs Granted(1)	Grant Date Fair Value	RSUs Granted	Grant Date Fair Value	Total Value
Michael Klayko	300,000	$1,335,000	150,000	$631,500	$1,966,500
Daniel Fairfax	150,000	$667,500	150,000	$631,500	$1,299,000
Tyler Wall	75,000	$333,750	75,000	$315,750	$649,500
Ian Whiting	75,000	$333,750	75,000	$315,750	$649,500

(1)	The number of shares listed reflects the target number of shares.

Benefits and Perquisites

Our NEOs are provided with an executive health and welfare benefit program offered by the Stanford LifeLong Health Program. In addition, our NEOs have the opportunity to participate in a Section 401(k) profit-sharing plan. We also offer our employees, including our NEOs, the opportunity to purchase shares of the Company’s common stock at a discount under the Company’s employee stock purchase plan. The Company has access to a fractional interest in an aircraft for certain business travel purposes. Under certain circumstances, and with prior approval, the Company may permit certain executive officers, including the NEOs, to use the aircraft for personal use subject to reimbursement for equivalent first class airfare for such use. There was no personal use of the aircraft during 2012.

Except as disclosed in the Summary Compensation Table on page 53 of this proxy statement, we do not provide any additional perquisites or other personal benefits to our NEOs.

Post-Employment Compensation Arrangements

We believe that concerns about potential job loss and/or the possibility or occurrence of a change-in-control of the Company can create uncertainty for our executive officers that may unduly affect their performance. In fiscal 2007, after review of market practices and input from Compensia, the Committee amended the employment agreements of our executive officers, including our NEOs, to better align the terms with market practices and to provide what the Committee considered appropriate benefits for severance and change of control events.

Each of our NEOs, other than Mr. Klayko, is a party to a Change of Control Agreement, described in further detail on page 58. Mr. Klayko entered into separate severance arrangements with the Company during fiscal year 2012.

On June 18, 2012, Ian Whiting, Brocade’s former Senior Vice President Worldwide Sales, left Brocade to pursue other opportunities. Mr. Whiting received benefits under the Company’s standard form of Change of Control Agreement in exchange for a full general release and separation.

On August 16, 2012, the Board of Directors and Mr. Klayko announced Mr. Klayko’s intention to resign from the Company. Mr. Klayko agreed to continue to serve as Chief Executive Officer and as a member of Brocade’s Board until his successor was hired. In consideration of Mr. Klayko’s agreement to continue as CEO, and in recognition of his years of distinguished service to Brocade, in August 2012, Mr. Klayko and the Company entered into a transition agreement (the “Transition Agreement”) that provided him with certain benefits, subject to his signing two release of claims documents in favor of the Company and complying with the terms of the Transition Agreement. Following a search, on January 14, 2013, Mr. Lloyd Carney was appointed as the Company’s new Chief Executive Officer and as of that date Mr. Klayko ceased being a member of the Company’s Board of Directors and CEO. At the request of the Board, Mr. Klayko remained an employee of the Company through January 26, 2013, to assist with the transition of the CEO role. Under the Transition Agreement, the compensation and benefits received (or to be received) by Mr. Klayko include:

(i)	Through January 26, 2013, Mr. Klayko received compensation and participated in the Company’s employee benefit plans, in each case, pursuant to then current terms of his employment;

(ii)	Following his last day of employment and only after the second release of claims became effective and non-revocable: (A) a lump sum payment of $320,000, (B) a lump sum payment of $299,178 (equal to Mr. Klayko’s target incentive for fiscal year 2013, pro-rated based on the number of days he was actually employed during fiscal year 2013), and (C) accelerated vesting of a total of 220,657 RSUs and PSUs. The number of RSUs and PSUs that vested was determined by converting the original vesting schedule applicable to each of Mr. Klayko’s outstanding, unvested awards to daily vesting, with Mr. Klayko receiving vesting credit through his last day of employment. Any applicable performance goals were assumed to be achieved at the target level of performance. In addition, the Company will provide limited continued health insurance coverage for one of Mr. Klayko’s children and reimbursed Mr. Klayko for the legal fees (not to exceed $25,000) associated with the negotiation and preparation of the Transition Agreement.

(iii)	Following his last day of employment and only after the second release of claims became effective and non-revocable: (A) a lump sum payment equal to $2,000,000, which is equal to 12 months’ base salary and 100% of target cash bonus payable pursuant to the SLP, and (B) a lump sum payment equal to $16,122, which is the amount of the premium Mr. Klayko would be required to pay for 12 months of COBRA benefits.

For information on the specific terms and conditions of the employment agreements of our NEOs, see the discussion of “Employment, Change of Control and Severance Arrangements” beginning on page 58 of this proxy statement. In addition, for information on the severance and change-in-control arrangements for our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2012, see “2012 Potential Payments Upon Termination or Change in Control” beginning on page 59 of this proxy statement.

Reasonableness of Compensation

The Committee believes that the Company is operating in accordance with its compensation philosophy and is achieving its compensation objectives. The Committee also believes that the target pay positioning and pay mix for our NEOs are reasonable and appropriate. Specifically, the Committee believes that our NEOs are appropriately rewarded for the creation of shareholder value, the achievement of operational success, and their individual contributions.

The Prior “Say-On-Pay” Vote

At our previous annual stockholder’s meeting in April 2012, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 97% of stockholder votes cast in favor of our 2012 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay-for-performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation. In light of the “say-when-on-pay” advisory vote held in 2011 and other factors considered by the Board of Directors, the Board of Directors determined that we will hold annual non-binding advisory votes on executive compensation until the next required vote on the frequency of the non-binding advisory vote on executive compensation, which will occur no later than 2017. Accordingly, our say-on-pay vote occurs annually.

Other Compensation Policies

Equity Grant Practices

Our equity grant practices are set forth in our “Equity Awards Granting Policy.” In accordance with this policy, the annual equity awards granted to our NEOs are typically made on the second Thursday of December. With respect to the equity grants for fiscal 2012, however, the Compensation Committee approved the NEO grants before the end of fiscal 2011 in October 2011 to align the timing of those awards with certain, company-wide compensation programs. Grant dates for new hire awards are set on the fourth Thursday of each month (other than in December, in which case it is the second Thursday of the month). In the case of annual, promotional awards and new hire awards, grant dates are set irrespective of blackout periods. Awards are determined by the Committee, or its designated subcommittee, in accordance with both the Committee’s charter and the Company’s “Equity Awards Granting Policy.”

The Company did not grant stock options to any employees during fiscal year 2012.

Equity awards (other than acquisition-related awards) are made subject to an equity plan approved by the Company shareholders.

Prohibitions on Hedging

The Company’s hedging policy, which is part of its insider trading policy, prohibits directors, officers, employees, consultants and contractors of the company, and members of their immediate family or household to engage in short sales and collars. In addition, the insider trading policy prohibits pledging and margining Company stock by the Board, the CEO and all direct reports to the CEO who are Vice Presidents or above.

Rule 10b5-1 Trading Plans

Each of our NEOs and directors may enter into a written plan for trading of their Brocade securities in accordance with Exchange Act Rule 10b5-1.

Tax and Accounting Considerations

Income Tax Considerations

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows an income tax deduction to any publicly-held corporation for individual remuneration paid to certain executive officers exceeding $1 million in any taxable year, unless the remuneration meets the performance-based exception under the terms of Section 162(m).

The Committee has examined our current executive compensation program and understands that some compensation paid to our NEOs during fiscal 2012 may or may not be deductible under Section 162(m). However, based on its examination, the Committee does not believe that the loss of any income tax deductions will be likely to have a material negative financial impact on the Company. The Committee also believes that it is important to retain the flexibility to motivate superior performance through awards or programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes significant taxes in the event that an NEO, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A also applies to certain equity awards and severance arrangements which we maintain. Consequently, to assist our NEOs, directors, and employees in avoiding additional tax under Section 409A, we have developed the severance arrangements as described in the Proxy and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable requirements.

Accounting for Stock-Based Compensation

We follow the applicable accounting rules for our stock-based compensation awards. The applicable accounting rules require companies to calculate the grant date “fair value” of their stock-based awards grants using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option or other award.

Compensation and Risk

In October and November of 2012, with the assistance of Compensia, we carefully reviewed our compensation policies and practices and determined that they do not encourage our employees to, or reward our employees for, taking inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following characteristics of our compensation programs work to reduce the possibility of our employees, including our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We structure employee compensation packages to reflect a balance between cash and equity-based compensation, and short- and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board of Directors.

•

We attempt to structure our compensation policies and practices so that they are based on consistent performance objectives across the company, including annual targets that are based on company performance.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive plan.

•	The performance-based equity incentives have caps on the maximum number of shares that may be earned.

•	The Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

L. William Krause (Chair)

Renato DiPentima

David L. House

Sanjay Vaswani

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer and (iii) the Company’s other two most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Klayko,	2012	800,000	1,966,500	—	1,492,920	20,734	4,280,154
Chief Executive Officer(5)	2011	760,096	2,045,600	—	1,209,529	6,855	4,022,080
	2010	744,231	3,281,940	—	758,363	20,341	4,804,875

Daniel Fairfax,	2012	425,000	1,299,000	—	525,640	11,000	2,260,640
VP, Finance and Chief Financial Officer(6)	2011	377,597	447,310	—	261,232	3,000	1,089,139

Tyler Wall,	2012	365,000	649,500	—	451,432	7,000	1,472,932
VP, General Counsel	2011	343,269	511,650	—	236,171	7,000	1,098,090
	2010	330,000	817,045	—	166,840	6,500	1,320,385

Ian Whiting,	2012	188,750	649,500	—	375,000	161,827	1,375,077
Senior V.P., WW Sales(7)	2011	407,019	732,120	—	465,893	7,256	1,612,288
	2010	400,000	1,570,061	—	256,158	9,732	2,235,951

(1)	Actual salary earned during the 2012, 2011 and 2010 fiscal years. Please note that fiscal 2011 reflects a company-wide mandatory unpaid time-off program.

(2)	These amounts reflect the grant date fair value for these awards computed in accordance with FASB ASC. Topic 718 and do not reflect the actual amounts earned. In addition, the amounts for fiscal 2011 do not include the grant date fair value of stock awards granted on October 25, 2011, four days before the end of fiscal 2011, as part of the compensation package for fiscal year 2012 approved by the Compensation Committee. If the awards had been included with the other stock awards granted during fiscal 2011, then the amounts for each of Messers, Klayko, Fairfax, Wall and Whiting would have been $4,012,100; $1,746,310; $1,161,150 and $1,381,620, respectively. Such amounts are included in each officer’s compensation for fiscal 2012, as applicable. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 27, 2012, as filed with the SEC. See also the “2012 Grants of Plan-Based Awards” table for information on stock awards granted in 2012.

(3)	For fiscal years 2012, 2011 and 2010, these amounts include payments under the Company’s Senior Leadership Plan, Rev It Up Plan and Sales Leadership Plan, as applicable. The applicability of those plans and the actual payments under those plans are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “2012 Grants of Plan-Based Awards” table below. See the “Compensation Discussion and Analysis” section above for more information.

(4)	For fiscal years 2012, 2011 and 2010, these amounts include benefits rendered by participating in the Stanford Health Program, expenses paid by the Company for participating in the Company’s 401(k) plan match program.

(5)	The amounts listed in the “All Other Compensation” column for Mr. Klayko also include benefits rendered by guest expenses paid by the Company for business-related travel expenses incurred and certain costs related to the installation of and power provided by an electric car charging station.

(6)	Daniel Fairfax became Brocade’s Chief Financial Officer effective as of June 20, 2011; in accordance with applicable SEC rules, no data has been provided for fiscal year 2010.

(7)	Ian Whiting, Brocade’s then current Senior V.P., WW Sales left Brocade effective as of June 18, 2012. In connection with that event, Brocade and Mr. Whiting entered into an Agreement and General Release of Claims that provided Mr. Whiting would receive certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) six months of his base salary, (ii) 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred. In addition, Mr. Whiting received while still employed with Brocade quarterly bonus payouts under the 2012 Sales Leader Plan from November 15, 2011 to May 12, 2012 for the total amount of $75,000. As a result, the amounts listed in the “All Other Compensation” column for Mr. Whiting include $150,000 pursuant to his Agreement and General Release of Claims and also include benefits rendered by guest expenses paid by the Company for business-related travel expenses incurred.

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2012 (except as described in the footnotes below). The awards under the 2012 SLP, 2012 RIUP and 2012 Sales LP are cash awards, and the RSUs and MSUs are non-cash awards (e.g., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table below.

2012 Grants of Plan-Based Awards

Name	Type (3)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Actual Payouts Under Non-Equity Incentive Plan($)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold($)	Target($)	Maximum($)		Threshold(#)	Target(#)	Maximum(#)
Michael Klayko	2012 SLP		720,000	1,200,000		1,492,920
	RSU	10/25/11								150,000	631,500
	MSU	10/25/11					—	300,000	450,000		1,335,000

Daniel Fairfax	2012 SLP		204,000	318,750		388,779
	2012 RIUP		63,750	106,250		136,861
	RSU	10/25/11								150,000	631,500
	MSU	10/25/11					—	150,000	225,000		667,500

Tyler Wall	2012 SLP		175,200	273,750		333,893
	2012 RIUP		54,750	91,250		117,539
	RSU	10/25/11								75,000	315,750
	MSU	10/25/11					—	75,000	112,500		333,750

Ian Whiting(5)	2012 Sales LP		326,250	600,000		375,000
	RSU	10/25/11								75,000	315,750
	MSU	10/25/11					—	75,000	112,500		333,750

(1)	The awards for fiscal 2012 under the non-equity incentive plans include the awards pursuant to the 2012 Senior Leadership Plan and 2012 “Rev” It Up Plan made on October 25, 2011 and pursuant to the 2012 Sales Leader Plan made on October 28, 2011, several days before the beginning of fiscal 2012; those awards were made as part of the compensation package for fiscal 2012 approved by the Compensation Committee.

(2)	The equity awards for fiscal 2012 under the equity incentive plans include the grant date fair value of those awards granted made on October 25, 2011, four days before the beginning of fiscal 2012, as part of the compensation package for fiscal year 2012 approved by the Compensation Committee.

(3)	“2012 SLP” means the Senior Leadership Plan for fiscal 2012. “2012 RIUP” means the “Rev” It Up Plan for 2012. “2012 Sales LP” means the Sales Leader Plan for fiscal 2012. “RSU” means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. “MSU” means a Market Stock Unit. See “Compensation Discussion and Analysis” above for more details.

(4)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 27, 2012, as filed with the SEC.

(5)	Ian Whiting, Brocade’s then current Senior V.P., WW Sales left Brocade effective as of June 18, 2012. In connection with that event, Brocade and Mr. Whiting entered into an Agreement and General Release of Claims that provided Mr. Whiting would receive certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) six months of his base salary, (ii) 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred. In addition, Mr. Whiting received while still employed with Brocade quarterly bonus payouts under the 2012 Sales Leader Plan from November 15, 2011 to May 12, 2012 for the total amount of $75,000.

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2012.

Outstanding Equity Awards at 2012 Fiscal Year End

	Option Awards(1)						Stock Awards(2)
Name	Award Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Michael Klayko	10/25/11	—	—	—	—	—	100,000	530,000	300,000	1,590,000
	12/12/10	—	—	—	—	—	115,899	614,265	98,467	521,875
	12/11/09	—	—	—	—	—	37,666	199,630	—	—
	04/29/09	427,083	72,917	—	5.62	04/29/16	—	—	—	—
	12/19/08	602,187	12,813	—	3.38	12/19/15	—	—	—	—
	12/13/07	350,000	—	—	7.14	12/13/14	—	—	—	—
	11/24/06	150,000	—	—	9.27	11/24/13	—	—	—	—
	06/12/06	166,667	—	—	5.64	08/15/13	—	—	—	—
	01/27/03	10,417	—	—	4.55	01/27/13	—	—	—	—

Daniel Fairfax	10/25/11	—	—	—	—	—	100,000	530,000	150,000	795,000
	12/09/10	—	—	—	—	—	34,542	183,073	27,333	144,865
	12/10/09	54,687	20,313	—	7.47	12/10/16	13,333	70,665	—	—

Tyler Wall	10/25/11	—	—	—	—	—	50,000	265,000	75,000	397,500
	12/12/10	—	—	—	—	—	31,429	166,574	22,858	121,147
	12/11/09	—	—	—	—	—	9,366	49,640	—	—
	04/29/09	85,416	14,584	—	5.62	04/29/16	—	—	—	—
	12/19/08	37,083	2,917	—	3.38	12/19/15	—	—	—	—
	12/13/07	85,000	—	—	7.14	12/13/14	—	—	—	—
	11/24/06	50,000	—		9.27	11/24/13	—	—	—	—

(1)

All options vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company, except as follows: the options granted on 6/12/06 were granted in connection with the Section 409A option exchange and vest based on the schedule of the original underlying grant which originally was at the rate of 1/48th per month; the option granted on 2/18/05 vests one half after two years and the rest at the rate of 1/24th per month over the remaining two years; the options granted on 8/20/04 vest at the rate of 1/36th per month and vest completely after 3 years; the options granted on 1/27/03 vest one quarter after one year and the rest at the rate of 1/36th per month over the remaining 3 years.

(2)	The equity outstanding held by the named executive officers at the end of fiscal 2012 include the equity awards granted on October 25, 2011, four days before the end of fiscal 2011, as part of the compensation package for fiscal 2012 approved by the Compensation Committee. Such awards are included in each officer’s compensation for fiscal 2012, as applicable.

(3)

The RSUs granted 12/19/08 vest two years from 11/1/08, as long as the grantee remains employed by the Company. The RSUs granted 4/29/09 vest 50% on the 2nd anniversary of the grant date and the remaining 50% on the 3rd anniversary of the grant date as long as the grantee remains employed by the Company. The RSUs granted 12/11/09 and 12/12/10 (or RSUs granted 12/10/09 and 12/09/10 for Mr. Fairfax) vest annually over three years from 11/1/09 and 11/1/10, respectively, as long as the grantee remains employed by the Company. The RSUs granted 10/25/11 vest annually over three years from the grant date as long as the grantee remains employed by the Company.

(4)	Calculations based on the closing price of the Company’s common stock of $5.30 per share on the last trading day before the Company’s 2012 fiscal year end.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Michael Klayko	—	—	221,001	1,116,574
Daniel Fairfax	—	—	77,000	380,090
Tyler Wall	300,000	485,224	81,867	421,885
Ian Whiting	162,208	134,764	55,000	263,350

(1)	The value realized on exercise is calculated by determining the difference between the market price of the shares at exercise and the exercise price of the options.

(2)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the stock awards on the date of vesting.

Employment, Change of Control and Severance Arrangements

On December 22, 2008, the Compensation Committee approved the forms of Amended and Restated Change of Control Retention Agreements for our Named Executive Officers and for our current chief executive officer, Lloyd A. Carney (each a “Retention Agreement,” and collectively, the “Retention Agreements”). Each Retention Agreement has a five-year term, subject to mutual renewal and possible automatic extension if Brocade enters into a definitive agreement regarding a change of control (as defined in the Retention Agreements). Pursuant to the terms of the Retention Agreements, if the employment of a Named Executive Officer is terminated by Brocade without “cause” (as defined in the Retention Agreements) and such termination does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to the Named Executive Officer signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, the Named Executive Officer shall be entitled to receive (1) a lump sum payment equal to six months’ base salary and 50% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which the termination occurs (12 months’ base salary and 100% of target cash bonus for Mr. Carney), and (2) Brocade-paid COBRA benefits for six months (12 months for Mr. Carney). Effective February 20, 2013, the formula for calculating the amount described in clause (1) of the preceding sentence was changed in the Retention Agreement for each of Mr. Carney and the other Named Executive Officers. The cash severance calculation now is calculated only with reference to base salary and no longer is affected by the Senior Leadership Plan. Specifically, Mr. Carney would be entitled to a payment of 250% of base salary, Mr. Fairfax, a payment of 90% of base salary, and Mr. Wall, a payment of 87.50% of base salary. This change was made in furtherance of our intention to qualify certain amounts paid under the proposed Performance Bonus Plan as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See Proposal Four for more information on the Performance Bonus Plan. As of the effective date of the change, the change neither increases nor decreases the amount that would be payable to any eligible individual for a qualifying termination of employment. In the event the Named Executive Officer’s employment is terminated by Brocade without cause or by such executive for “good reason” (as defined in the Retention Agreements) within 30 days prior to, or 12 months after, a “change of control” (as defined in the Retention Agreements), then the Named Executive Officer instead will be eligible to receive, subject to signing a release of claims in favor of Brocade and agreeing not to disparage Brocade for a period of 12 months following termination, (1) a lump sum payment equal to 12 months’ base salary and 100% of the Named Executive Officer’s target cash bonus under the Senior Leadership Plan for the fiscal year in which termination occurs (24 months’ base salary and 200% of target cash bonus for Mr. Carney), (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Carney), and (3) full accelerated vesting with respect to the Named Executive Officer’s then outstanding, unvested equity awards. In the event severance payments and benefits trigger excise taxation under Sections 280G and 4999 of the Code, severance shall be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after-tax severance amount. In addition, the Retention Agreements do not include any tax gross-up provisions, whether in connection with Sections 280G or 4999 of the Code or otherwise.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

As discussed under “Executive Compensation and Other Matters — Compensation Discussion and Analysis — Post-Employment Compensation Arrangements,” Michael Klayko, Brocade’s former Chief Executive Officer and director, resigned from those positions effective as of January 14, 2013. In connection with that event and pursuant to the Agreement and General Release of Claims the “Transition Agreement” that Brocade and Mr. Klayko entered in August 2012, Mr. Klayko received certain benefits, including (i) a lump sum payment of $320,000; (ii) a lump sum payment equal to Mr. Klayko’s target incentive for fiscal year 2013, pro-rated based on the number of days he is actually employed during fiscal year 2013; (iii) pro-rata accelerated vesting of Mr. Klayko’s time-based and performance-based vesting awards to the extent Mr. Klayko actually remained employed during fiscal year 2013 (using a daily vesting schedule and with any applicable performance goals deemed to have been achieved at target); (iv) a lump sum payment equal to $2,000,000, which is equal to 12 months’ base salary and 100% of his target cash bonus payable pursuant to the SLP, (v) a lump sum payment equal to the amount of the premium Mr. Klayko would be required to pay for 12 months of COBRA coverage, and (vi) continued health care coverage for certain of Mr. Klayko’s children.

As discussed under “Executive Compensation and Other Matters — Compensation Discussion and Analysis — Post-Employment Compensation Arrangements,” Ian Whiting, Brocade’s then current Senior Vice President, Worldwide Sales left Brocade effective as of June 18, 2012. In connection with that event, Brocade and Mr. Whiting entered into an Agreement and General Release of Claims that provided Mr. Whiting would receive certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) six months of his base salary, (ii) 50% of his target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which his employment termination occurred.

The following table quantifies the estimated payments and benefits that would be provided to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company as of the last day of our fiscal year 2012.

2012 Potential Payments upon Termination or Change in Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control(1)
Michael Klayko	Salary	$800,000	$0	$800,000
	Bonus	$1,200,000	$0	$1,200,000
	Medical	$15,412	$0	$15,412
	Equity Acceleration(2)	$0	$0	$0
	Total	$2,015,412	$0	$2,015,412

Daniel Fairfax	Salary	$212,500	$0	$425,000
	Bonus	$159,375	$0	$318,750
	Medical	$7,543	$0	$15,086
	Equity Acceleration(2)	$0	$0	$1,869,720
	Total	$379,418	$0	$2,615,556

Tyler Wall	Salary	$182,500	$0	$365,000
	Bonus	$136,875	$0	$273,750
	Medical	$7,543	$0	$15,086
	Equity Acceleration(2)	$0	$0	$1,022,718
	Total	$326,918	$0	$1,656,412

Ian Whiting (3)	—	—	—	—

(1)	Based on calculated severance amounts, no executive would be subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code. The 280G value of severance and benefit payments for each Named Executive Officer was calculated assuming (1) an October 27, 2012 change of control and termination of employment, (2) 0.23% and 0.93% short- and mid-term present value factors, (3) a 1.78% risk free rate, (4) 52.70% stock option volatility (based on the average volatility for options granted by Brocade in fiscal 2012), (5) three-month remaining life on stock options, and (6) no Named Executive Officer received a payment that is contingent on a change of control. Pursuant to his transition agreement, Mr. Klayko is only entitled to severance benefits in the event of a termination without cause.

(2)

Calculations reflect Brocade’s closing stock price of $5.30 on Friday, October 26, 2012, the last trading day on the NASDAQ Global Select Market prior to the last day of the fiscal year of Saturday, October 27, 2012. Equity values were calculated using (i) $5.30 minus the exercise price per stock option share and (ii) $5.30 per share for restricted shares and restricted stock units, in both cases multiplied by the number of shares covered by each accelerating award. The Change of Control column does not show the 50% of the performance-based restricted stock units that would have been earned had the two year performance period been truncated to end on the close of the change in control and which would vest upon a change of control, pursuant to the terms of the award agreement. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of all outstanding awards accelerates in full. In such an event, and assuming an October 27, 2012 change of control and a $5.30/share transaction price, the value of Mr. Klayko’s equity acceleration is $3,813,624 and the value of the equity acceleration for Messrs. Fairfax and Wall equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

(3)	Ian Whiting, Brocade’s then current Senior V.P., Worldwide Sales, left Brocade effective as of June 18, 2012. In connection with that event, Mr. Whiting received certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) a lump sum payment in an amount equal to six months of his base salary ($150,000) plus 50% of his target cash bonus under the Company’s Sales Leader Plan for the fiscal year in which his employment termination occurred ($300,000), and (ii) reimbursement for premiums paid for medical, dental and vision benefits for him and his eligible dependents under the Company’s benefit plans for six months following his employment termination.

Equity Compensation Plan Information

The following table summarizes information, as of October 27, 2012, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans (in thousands, except per share amounts):

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	23,561	(2)	$5.52	76,048	(3)
Equity compensation plans not approved by stockholders(4)(5)	5,936		$5.06	—
Total	29,497		$5.43	76,048

(1)	Consists of the 2009 ESPP, the 2009 and 1999 Director Plans, and the 2009 and 1999 Stock Plans.

(2)	Amount excludes purchase rights accrued under the 2009 ESPP. As of October 27, 2012, the 2009 ESPP had a stockholder-approved reserve of 65.0 million shares, of which 38.7 million shares were available for future issuance.

(3)	Amount consists of shares available for future issuance under the 2009 ESPP, the 2009 Director Plan and the 2009 Stock Plan. No shares remain available for issuance under the 1999 Director Plan or the 1999 Stock Plan.

(4)	Consists solely of the 1999 NSO Plan described in Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 27, 2012 and Foundry’s 2000 NSO Plan, which was assumed in connection with our acquisition of Foundry.

(5)	Substantially all shares were granted prior to the fiscal year ended October 25, 2003. Information relating to the Company’s employee equity compensation plans is set forth in Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 27, 2012.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance which were adopted without approval by stockholders, see Note 12 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 27, 2012 which descriptions are incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Employment, Change of Control and Severance Arrangements” and indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there was not during fiscal year 2012 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transactions. The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification. During fiscal 2012, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such practices. Matthew Roberts, the son-in-law of the Company’s former Chief Executive Officer, Michael Klayko, is employed as a business development specialist at the Company, an on-going, full-time, position. Mr. Roberts is not an “executive officer” of the Company and did not directly report to Mr. Klayko. Mr. Roberts is currently compensated at a level that the Company believes is comparable to other employees of the Company in similar positions of responsibility. Keri Sponseller, the daughter of the Company’s former Chief Executive Officer, Michael Klayko, has been employed as a marketing communications specialist and most recently as CEO programs manager at the Company, an on-going, full-time, position. Ms. Sponseller is not an “executive officer” of the Company and did not directly report to Mr. Klayko. Ms. Sponseller is currently compensated at a level that the Company believes is comparable to other employees of the Company in similar positions of responsibility. The Audit Committee previously reviewed both transactions and recommended them for inclusion in this section.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 27, 2012 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed by standards promulgated by the AICPA and Public Company Accounting Oversight Board (PCAOB), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 27, 2012.

Respectfully submitted by:

Judy Bruner (Chair) Alan L. Earhart John W. Gerdelman Glenn C. Jones

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page  5 above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall Vice President, General Counsel and Corporate Secretary

February 20, 2013

APPENDIX A

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 DIRECTOR PLAN

(April 11, 2013 Amendment and Restatement)

1. Purposes of the Plan. The purposes of this Plan are to attract the best available personnel for service as Outside Directors of the Company, to provide additional incentive to the Outside Directors of the Company in their performance as Directors, and to encourage their continued service on the Board.

The Plan permits the grant of options and restricted stock units. All options granted hereunder will be nonstatutory stock options.

The Plan originally was effective as of April 15, 2009. This amended and restated Plan is effective as of April 11, 2013, subject to approval by a majority of the Company’s stockholders that are present in person or by proxy at the Company’s 2013 Annual Meeting of Stockholders.

2. Definitions. As used herein, the following definitions will apply:

(a) “Annual Meeting” means the Company’s annual meeting of stockholders.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options or Restricted Stock Units.

(d) “Board” means the Board of Directors of the Company, or a duly authorized committee of the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.

(i) “Director” means a member of the Board.

(j) “Disability” means total and permanent disability as defined in section 22(e)(3) of the Code.

(k) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor the payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or

(iii) In the absence of an established market for the Common Stock, the fair market value thereof will be determined in good faith by the Board.

(n) “Inside Director” means a Director who is an Employee.

(o) “Option” means a stock option granted pursuant to the Plan.

(p) “Outside Director” means a Director who is not an Employee.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Participant” means the holder of an outstanding Award.

(s) “Plan” means this 2009 Director Plan, as it may be amended from time to time.

(t) “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, and granted to a Participant pursuant to Section 6 of the Plan. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.

(u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(v) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 2,000,000 Shares (the “Pool”), plus any Shares subject to stock options or similar awards granted under the Company’s 1999 Director Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company’s 1999 Director Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 870,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an outstanding Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock Units, is forfeited to the Company due to failure to vest, the unpurchased or forfeited Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan.

(c) Full Value Awards. An Award of Restricted Stock Units will be counted against the Pool as 1.56 Shares for every 1 Share subject to such Award. To the extent that an Award counted as 1.56 Shares against the Pool at the time of grant pursuant to the preceding sentence is forfeited or repurchased by the Company and returned to the Plan (e.g., upon Award termination), the Plan will be credited with 1.56 Shares that will thereafter be available for future issuance under the Plan.

4. Options.

(a) Administration of Option Grants.

(i) All grants of Options under the Plan will be made in accordance with the provisions of Sections 7 and 8. The Board may, in its sole discretion, provide that one or more Outside Directors are not eligible to receive grants of Options for specified periods of time.

(ii) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant will be granted under Options to the Outside Directors on a pro rata basis. No further grants will be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(b) Prohibition Against Repricing. Subject to the provisions of Section 14 of the Plan, without stockholder approval, the terms of any Option may not be amended to reduce the exercise price of the Option or to cancel the Option in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option.

5. Exercise of Options.

(a) Procedure for Exercise of an Option; Rights as Stockholder.

(i) Any Option granted hereunder will be exercisable at such times as are set forth in Section 7(a) or 8(a), as applicable.

(ii) An Option may not be exercised for a fraction of a Share.

(iii) An Option will be deemed to be exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the terms of the Option) from the person entitled to exercise the Option and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholding). Full payment may consist of any consideration and method of payment allowable under Section 12 of the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

(iv) Exercise of an Option in any manner will result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Continuous Status as a Director. Subject to Section 14, in the event an Participant’s status as a Director terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option, but only within 3 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of such termination, and to the extent that the Participant does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate.

(c) Disability of Participant. In the event Participant’s status as a Director terminates as a result of Disability, the Participant may exercise his or her Option, but only within 12 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant. If a Participant dies while still a Director, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within 12 months following the date of death, and only to the extent that the Participant was entitled to exercise it on the date of death (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of death, and to the extent that the Participant’s estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.

6. Restricted Stock Units.

(a) Procedures for Grants.

All grants of Restricted Stock Units under the Plan will be made in accordance with the provisions of Sections 7 and 8. The Board may, in its sole discretion, provide that one or more Outside Directors are not eligible to receive grants of Restricted Stock Units for specified periods of time.

(b) Form and Timing of Payment. Restricted Stock Units will be settled in Shares, on a one unit for one Share basis. When Shares are paid to the Participant in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the Participant for each Restricted Stock Unit by services rendered by the Participant. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Board but no later than March 15th of the calendar year following the applicable vesting date.

(c) Cancellation. On the date of Participant’s termination as a Director, all unvested Restricted Stock Units will be forfeited to the Company.

(d) Additional RSU Terms.

(i) Company’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth above, the Participant will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in whole Shares.

(ii) Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

7. First Awards.

(a) First Option Grant. Unless and until otherwise determined by the Board, no Options will be granted under the Plan after April 10, 2013.

(b) First RSU Grant.

(i) Grant. Each individual who, through election by the stockholders of the Company or appointment by the Board to fill a vacancy, first becomes an Outside Director after April 10, 2013, automatically will be granted 50,000 Restricted Stock Units (“First RSU”), on the date on which such person first becomes an Outside Director. Notwithstanding the preceding, an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First RSU.

(iii) Vesting. Subject to Section 14, the First RSU will vest and become payable as to 1/3 of the Shares subject to the First RSU on the 1 year anniversary of the date of grant, and as to 1/3 of the Shares subject to the First RSU at each anniversary thereafter, so that the First RSU will be fully vested and become payable in full 3 years after its date of grant, provided that the Participant continues to serve as a Director on such dates.

8. Subsequent Awards.

(a) Subsequent Option Grant. Unless otherwise determined by the Board, no Options will be granted under the Plan after April 10, 2013.

(b) Subsequent RSU Grant.

(i) Grant. Subject to proration under Section 9, each Outside Director will automatically be granted 25,000 Restricted Stock Units (the “Subsequent RSU”) annually on the date of the Annual Meeting, provided that such Outside Director had served as an Outside Director prior to such Annual Meeting and that he or she continues to be an Outside Director at and immediately following such Annual Meeting.

(ii) Vesting. Subject to Section 14, the Subsequent RSU will vest and become payable as to 100% of the Shares subject to the Subsequent RSU on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, provided that the Participant continues to serve as a Director on such date.

9. Subsequent Award Pro Ration Policy for New Directors Appointed Before an Annual Meeting. At the first (and only the first) Annual Meeting after an Outside Director first becomes an Outside Director, such Outside Director will receive at such Annual Meeting, a proportionate amount of the Subsequent RSU (in lieu of the full Subsequent RSU) based on the date of such Outside Director’s appointment as follows:

(a) Appointment on the date of the Annual Meeting, or after the date of the Annual Meeting but prior to the end of the Company’s 2nd fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 100% of the Subsequent RSU.

(b) Appointment in the Company’s 3rd fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 75% of the Subsequent RSU.

(c) Appointment in the Company’s 4th fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 50% of the Subsequent RSU.

(d) Appointment in the Company’s 1st fiscal quarter of the fiscal year during which the Annual Meeting occurs: 25% of the Subsequent RSU.

(e) Appointment in the Company’s 2nd fiscal quarter of the fiscal year during which the Annual Meeting occurs and before the Annual Meeting date for such fiscal year: 0% the Subsequent RSU.

10. Eligibility. Awards may be granted only to Outside Directors. All Options will be granted in accordance with the terms set forth in Section 4 hereof. All Restricted Stock Units will be granted in accordance with the terms set forth in Section 6.

The Plan will not confer upon any Participant any right with respect to continuation of service as a Director or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

11. Term of Plan. The Plan will continue in effect until the tenth anniversary of the Plan’s initial effectiveness unless sooner terminated under Section 15 of the Plan.

12. Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, will consist of:

(i) cash;

(ii) check;

(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(iv) net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

X =	Y (A - B)
A

Where:

X =	the number of Shares to be issued to Participant;

Y =	the number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A =	the Fair Market Value of one Share (at the date of such calculation);

B =	the exercise price per Share of the Option (as adjusted to the date of the calculation);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(vi) any combination of the foregoing methods of payment.

13. Non-Transferability of Awards. Except as described in the Award Agreements, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of an Award, the Award immediately will become null and void.

14. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the

Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration”; provided, further, that the number of Shares subject to subsequently granted First Options, Subsequent Options, First RSUs, and Subsequent RSUs will not be proportionately adjusted. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised or a Restricted Stock Unit has not vested, it will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) In the event of a Change in Control, outstanding Awards may be assumed or equivalent Awards may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an Award is assumed or substituted for, the Award or equivalent award will continue to be exercisable or vest as provided in Section 7 or 8, as applicable, for so long as the Participant serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Participant’s status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, the Award or award will become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Award or award will remain exercisable in accordance with Sections 5(b) through (d) above.

(ii) If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option will become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board will notify the Participant that the Option will be fully exercisable for a period of 30 days from the date of such notice, and upon the expiration of such period the Option will terminate. If the Successor Corporation does not assume an outstanding grant of Restricted Stock Units or substitute for it an equivalent award, the grant of Restricted Stock Units will vest immediately prior to the consummation of the applicable transaction.

(iii) For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, or upon the payout of a Restricted Stock Unit, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan. For example, but not by way of limitation, the Board may amend the provisions of Sections 7 and 8 regarding the number, type and timing of awards to be granted in the future (subject to Section 16). No amendment, alteration, suspension, or discontinuation will be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company will obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan will not affect Awards already granted and such Awards will remain in full force and effect as if this Plan had not been amended or terminated.

16. Limit on Granting of Awards. Notwithstanding any contrary provision of the Plan, during any fiscal year of the Company, no Outside Director may be granted Awards having a total value (calculated as of the date of grant) greater than $750,000. For this purpose, value for an Option will mean the grant date fair value of the Option using the valuation methodology used by the Company in its financial statements for that fiscal year and value for RSUs will mean the grant date Fair Market Value of the Shares covered by the RSU.

17. Conditions Upon Issuance of Shares.

(a) Shares will not be issued under any Award unless the issuance and delivery of such Shares pursuant thereto, and in the case of an Option, the exercise of such Option, will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

(c) Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

19. Award Agreement. Awards will be evidenced by written award agreements in such form as the Board will approve.

20. Stockholder Approval. The amended and restated Plan will be subject to approval by the stockholders of the Company at the Company’s 2013 Annual Meeting. Such stockholder approval will be obtained in the degree and manner required under Applicable Laws.

21. No Guarantee of Continued Service. The Plan will not confer upon any Participant any rights with respect to continuation of service as a Director or other service provider to the Company or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director of the Company may have to terminate the Director’s relationship with the Company at any time.

22. Administration of the Plan. It shall be the duty of the Board to administer the Plan in accordance with the Plan’s provisions. The Board shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) prescribe the terms and conditions of the Awards, (b) interpret the Plan and the Awards, (c) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules.

APPENDIX B

BROCADE COMMUNICATIONS SYSTEMS, INC.

PERFORMANCE BONUS PLAN

Effective April 11, 2013

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Brocade Communications Systems, Inc. hereby establishes the Brocade Communications Systems, Inc. Performance Bonus Plan (the “Plan”). The Plan is intended to promote the success of the Company by motivating key executives to achieve the Company’s objectives. The Plan provides executives with incentive awards based on the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is effective as of April 11, 2013 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock who are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annual salary rate on the last day of the Performance Period. Base Salary shall be determined without regard to deductions for taxes or other items and before any deferrals of compensation under any Company sponsored plan.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Cash Flow” means as to any Performance Period, cash generated from business activities.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date, the Compensation Committee of the Board shall serve as the Committee.

2.8 “Company” means Brocade Communications Systems, Inc., a Delaware corporation.

2.9 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or attainment of customer satisfaction metrics and/or ratings.

2.10 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.11 “Disability” means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.12 “Earnings Per Share” means as to any Performance Period, the Company’s Profit, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding for the Performance Period.

2.13 “Financial Management” means as to any Performance Period, the objective and measurable goals approved by the Committee for the administration of financial assets, liabilities and/or risk.

2.14 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.15 “Fiscal Year” means the fiscal year of the Company.

2.16 “Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Committee (for example, but not by way of limitation, gross margin, operating margin or contribution margin).

2.17 “Market Share” means as to any Performance Period, the percentage of a market segment with respect to one or more products or services.

2.18 “Maximum Award” means as to any Participant for any Fiscal Year, $5 million. The Maximum Award is the maximum amount which may be paid to a Participant for or during any Fiscal Year.

2.19 “Operations Management” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to the design and management of the resources, processes, and supply chains used by the Company or a business unit to produce products and/or supply services.

2.20 “Participant” means as to any Performance Period, an executive of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.21 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.22 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee (in its discretion), the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Profit, (c) Earnings Per Share (d) Margin, (e) Total Shareholder Return, (f) Return on Capital, (g) Return on Equity, (h) Financial Management, (i) Cash Flow, (j) Market Share, (k) Product Development and Quality, (l) Customer Satisfaction, and (m) Operations Management. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.23 “Performance Period” means any period of three (3) consecutive Fiscal Quarters or such other longer period but not longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods under the Plan at any one time.

2.24 “Product Development and Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the design, creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design or use specifications or requirements not to exceed specified defect levels.

2.25 “Profit” means as to any Performance Period, net income.

2.26 “Return on Capital” means as to any Performance Period, Profit divided by invested capital.

2.27 “Return on Equity” means as to any Performance Period, the percentage equal to Profit divided by stockholder’s equity.

2.28 “Revenue” means as to any Performance Period, net revenue.

2.29 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.30 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.31 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.32 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price, including treatment of dividends as determined by the Committee) of a share of the Company’s common stock.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the executives of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become executives during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. However, unless and until otherwise determined by the Committee, an executive who is a Participant for a given Performance Period automatically will be a Participant in subsequent Performance Periods (so long as he or she remains an executive).

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for the Participants for the Performance Period. Each Participant’s Performance Goal shall be determined by the Committee and set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for the Participants. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than the end of the second (2nd) month after the end of the Fiscal Year in which such Performance Period ended.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a completed Performance Period, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers in any manner that would jeopardize an award’s qualification as performance-based compensation under Section 162(m) of the Code.

5.5 Tax Withholding. The Company shall withhold all applicable taxes (and any other required amounts) from any payment, including any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.

6.8 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Highway 85 N exit toward Mountain View.

•	Take the 237 E exit towards Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Highway 237 E exit toward Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take Interstate 880 N toward Oakland.

•	Take the Montague Expressway W exit and merge onto Montague Expressway.

•	Turn right at North First Street.

•	Turn right at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1 and a Vote FOR

Proposals 2, 3, 4 and 5.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Judy Bruner	☐	☐	☐

	02 Lloyd A. Carney	☐	☐	☐

	03 Renato DiPentima	☐	☐	☐

	04 Alan Earhart	☐	☐	☐

	05 John W. Gerdelman	☐	☐	☐

	06 David L. House	☐	☐	☐

	07 Glenn C. Jones	☐	☐	☐

	08 L. William Krause	☐	☐	☐

	09 Sanjay Vaswani	☐	☐	☐

2.	Non-binding advisory resolution to approve executive compensation	☐	For	☐	Against	☐	Abstain

3.	Amendment to Brocade’s 2009 Director Plan	☐	For	☐	Against	☐	Abstain

4.	Brocade’s Performance Bonus Plan	☐	For	☐	Against	☐	Abstain

5.	Ratification of the appointment of KPMG LLP as the independent registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending October 26, 2013	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BROCADE COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 11, 2013

2:00 p.m. Pacific Time

Brocade’s Corporate Headquarters

130 Holger Way

San Jose, California 95134

Brocade Communications Systems, Inc. 130 Holger Way San Jose, California 95134	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 11, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1, “FOR” Proposals 2, 3, 4 and 5 .

By signing the proxy, you revoke all prior proxies and appoint David L. House, Lloyd A. Carney, Daniel Fairfax, and Tyler Wall, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/brcd	1-800-560-1965

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April 10, 2013.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April 10, 2013.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.